UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE PROGRESSIVE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

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☐

  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Progressive Corporation will hold its Annual Meeting of Shareholders on Friday, April 24, 2009, at 10:00 a.m., local time, at 6671 Beta Drive, Mayfield Village, Ohio, for the following purposes:

1.	To elect as directors the four nominees identified in the attached Proxy Statement, each to serve for a term of three years;

2.

To approve an amendment to our Code of Regulations to establish procedures for shareholders to make proposals for consideration at our Annual Meetings of Shareholders (other than nominations for directors);

3.	To approve an amendment to our Code of Regulations to revise the existing procedures relating to shareholder nominations of directors;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009; and

5.	To transact such other business as may properly come before the meeting.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice. Only shareholders of record of The Progressive Corporation (NYSE:PGR) at the close of business on February 27, 2009, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

Your vote is important. Whether or not you plan to be present at the meeting, please vote by Internet or telephone (following the instructions on the enclosed proxy card), or by completing and returning the proxy card in the enclosed postage-paid envelope. If you later choose to revoke your proxy, you may do so before voting occurs at the Annual Meeting by following the procedures described in the “Questions and Answers about the Annual Meeting and Voting” section in the attached Proxy Statement.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March __, 2009

The Proxy Statement and the 2008 Annual Report to Shareholders are also available at progressiveproxy.com.

The Progressive Corporation

Proxy Statement

Table of Contents

General Information Regarding Proxy Materials and the Annual Meeting of Shareholders	1
Questions and Answers about the Annual Meeting and Voting	1
Item 1: Election of Directors	6
Nominees for Election at the Annual Meeting	7
Directors Whose Terms will Continue after the Annual Meeting	8
Other Board of Directors Information	10
Board of Directors Independence Standards and Determinations	10
Determinations Under Categorical Standards	10
Meetings of the Board of Directors and Attendance	11
Meetings of the Non-Management Directors	11
Board Committees	11
Executive Committee	11
Audit Committee	12
Audit Committee Financial Expert	12
Compensation Committee	12
Investment and Capital Committee	13
Nominating and Governance Committee	13
Shareholder-Proposed Candidate Procedures	13
Communications with the Board of Directors	14
Certain Relationships and Related Transactions	15
Compensation Committee Interlocks and Insider Participation	16
Report of the Audit Committee	17
Security Ownership of Certain Beneficial Owners and Management	18
Security Ownership of Certain Beneficial Owners	18
Security Ownership of Management	18
Section 16(a) Beneficial Ownership Reporting Compliance	19
Compensation Discussion and Analysis	20
Compensation Committee Report	34
Executive Compensation	35
Summary Compensation Table	35
Grants of Plan-Based Awards	37
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	37
Outstanding Equity Awards at Fiscal Year-End	40
Option Exercises and Stock Vested	41
Nonqualified Deferred Compensation	42
Potential Payments Upon Termination or Change in Control	44
Compensation of Directors	48
Narrative Disclosure to Director Compensation Table	49
Item 2: Approval of an amendment to our Code of Regulations to establish procedures for shareholders to make proposals for consideration at our Annual Meetings of Shareholders (other than nominations for directors)	51
Item 3: Approval of an amendment to our Code of Regulations to revise the existing procedures relating to shareholder nominations of directors	54
Item 4: Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2009	56
Other Independent Registered Public Accounting Firm Information	56
Approval of Audit and Non-Audit Services	56
Independent Registered Public Accounting Firm Fees	56
Shareholder Proposals	56
Householding	57
Charitable Contributions	57
Other Matters	57
Available Information	58
Exhibit A	A-1
Exhibit B	B-1

i

THE PROGRESSIVE CORPORATION

PROXY STATEMENT

GENERAL INFORMATION REGARDING PROXY MATERIALS AND THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2009

The Board of Directors of The Progressive Corporation (NYSE:PGR) provides this Proxy Statement to you to solicit your proxy to act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders. These include the election of four nominees as directors, the approval of amendments to our Code of Regulations, and the ratification of the appointment of Progressive’s independent registered public accounting firm for 2009, each described in more detail below.

The Annual Meeting will take place on Friday, April 24, 2009 at 10:00 a.m., local time, at 6671 Beta Drive, Mayfield Village, Ohio 44143. The proxies also may be voted at any adjournment or postponement of the meeting.

The form of proxy (proxy card), this Proxy Statement and Progressive’s 2008 Annual Report to Shareholders are being mailed to shareholders beginning on or about March     , 2009.

All properly executed written proxies, and all proxies that are properly completed and submitted over the Internet or by telephone, will be voted at the meeting in accordance with the directions given by the shareholder, unless the shareholder properly revokes his or her proxy before voting occurs at the meeting.

Only shareholders of record of The Progressive Corporation at the close of business on February 27, 2009, the record date, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof. Each shareholder on the record date is entitled to one vote for each of our Common Shares, $1.00 par value, held. On the record date, there were             shares of our common stock issued and outstanding.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these materials?

You received these materials because you are a shareholder of Progressive. We hold a meeting of our shareholders annually. This year’s meeting will be held on Friday, April 24, 2009. At the meeting, shareholders will be asked to vote on several items of business. Since it is not practical or convenient for all shareholders to attend the meeting in person, our Board of Directors is seeking your proxy to vote on these matters.

What is a proxy?

A proxy is your legal authority for another person to vote the stock you own at our Annual Meeting. The person you designate to vote your shares is referred to as your proxy. If you designate someone as your proxy in a written document, that document is also sometimes referred to as a proxy or proxy card. When you submit a proxy card, the person(s) named as your proxy(ies) on the card are required to vote your shares at the Annual Meeting in the manner you have instructed. By voting via proxy, each shareholder is able to ensure that his or her vote is counted without having to attend the Annual Meeting in person.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. The Board has approved the matters to be acted upon at the Annual Meeting (described in more detail below), subject to approval by shareholders. The Board recommends that you vote in favor of each director nominee named in this Proxy Statement and for each of the other proposals. However, you control your vote, and the voting instructions that you provide will be followed.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include:

•	Election of the four nominees identified in this Proxy Statement as directors, each to serve for a term of 3 years;

•	Approval of amendments to our Code of Regulations to:

¡	establish procedures for shareholders to make proposals for consideration at our Annual Meetings; and

¡	revise existing procedures relating to shareholder nominations of directors; and

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009; and

•	Any other business that properly comes before the meeting.

Also, once the business of the Annual Meeting is concluded, management will comment briefly on the company’s performance and will be available to respond to appropriate questions from shareholders. The Annual Meeting will not be accessible via teleconference or webcast.

What is a proxy statement?

This document (including the exhibits, but excluding the 2008 Annual Report to Shareholders, which is attached as an appendix) is our Proxy Statement. The proxy statement is a document that Securities and Exchange Commission (SEC) regulations require us to give shareholders when we are soliciting shareholders’ proxies to vote their shares. This Proxy Statement and the Annual Report contain important information about The Progressive Corporation and its subsidiaries, and about the matters that will be voted on at the meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Who is entitled to vote at the Annual Meeting?

Anyone who holds our common stock at the close of business on February 27, 2009, the record date, is entitled to receive the Notice of Annual Meeting and Proxy Statement and to vote his or her shares at the Annual Meeting. As of the record date, there were             shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

What is the difference between a “shareholder of record” and a shareholder who holds stock in “street name”?

If you hold Progressive shares directly in your name with our transfer agent, National City Bank, you are a “shareholder of record” (also known as a “registered shareholder”). The Notice of Annual Meeting, Proxy Statement, 2008 Annual Report to Shareholders and proxy card have been sent directly to you by Progressive or our representative.

If you own your shares indirectly through a broker, bank, or other financial institution, your shares are said to be held in “street name.” Technically, the bank or broker is the shareholder of record with respect to those shares. In this case, the Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders, and a voting instruction form have been forwarded to you by your broker, bank, other financial institution, or their designated representative. Through this process, your bank or broker collects the voting instructions from all of their respective customers who hold Progressive shares and then submits those votes to us.

What shares are included on the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the shares of common stock you hold as of February 27, 2009:

•	in certificate form (i.e., you hold paper share certificates as evidence of your ownership); and

•

in book-entry form (i.e., physical certificates are not issued; includes shares held in a direct registration program or shares of restricted stock held by some of our employees, directors, and former employees).

Employees and former employees who hold shares in The Progressive 401(k) Plan (“401(k) Plan”) will receive information on the number of shares with which they are eligible to provide voting instructions.

If you hold shares in street name, the voting instruction form that you receive from your bank or broker should include a statement of the number of shares that you are entitled to vote. Any questions concerning this information should be directed to your bank or broker.

What methods can I use to vote?

By Mail.    All shareholders of record can vote by written proxy card. Please be sure to complete, sign, and date the proxy card and return it in the enclosed, prepaid envelope. If you are a street name holder, you will receive a voting form and instructions from your bank or broker.

By Telephone or Internet.    All shareholders of record also can vote by touch-tone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card.

Telephone and Internet voting for street name holders is typically made available by brokers, banks, or other financial institutions. If applicable to you, voting instructions will be included in the materials you receive from them.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction form.

In Person.    All shareholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting only if they bring a legal proxy from their bank or broker. If you are a street name holder and you plan to vote in person, you must request the legal proxy from your bank or broker well in advance of the meeting date.

401(k) Plan Holders.    If you hold shares in our 401(k) Plan, you will receive voting instructions from our plan administrator. If voting instructions are received by the plan administrator, they will be voted according to the instructions received. If you do not specify your voting instructions in the manner required by the plan administrator, the administrator will not vote your 401(k) Plan shares. To allow sufficient time for voting by the 401(k) Plan administrator, your voting instructions must be received by 11:59 p.m. eastern time, on Tuesday, April 21, 2009. You can change your vote at any time prior to this cut-off time; only your last vote will be counted. Voting in person at the Annual Meeting is not permitted.

Whether or not you plan to attend the Annual Meeting, the Board of Directors strongly encourages you to vote your shares by proxy prior to the meeting. Your vote is important. Please follow the voting instructions carefully to make sure that your shares are voted appropriately. You can save us the expense of a second mailing if you vote your shares promptly.

If I submit a proxy, may I later change or revoke it?

If you are a shareholder of record, you can revoke your proxy before votes are cast at the Annual Meeting by:

•	written notice to the Secretary of the company;

•	timely delivery of a valid, later-dated and signed proxy card or a later-dated vote by telephone or via the Internet; or

•	voting in person at the Annual Meeting.

If you are a street name holder of shares, you may submit new voting instructions by contacting your bank, broker, or other financial institution. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting as instructed.

Who counts the votes?

Votes will be tabulated by or under the direction of the Inspectors of Election, some of whom may be regular employees of Progressive. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

What are my voting choices when voting for director nominees, and what vote is needed to elect directors?

When you vote on our nominees for the Board of Directors, you will have the following choices:

•	vote FOR all nominees;

•	vote AGAINST all nominees;

•	vote FOR certain nominees, but AGAINST specified nominees; or

•	ABSTAIN from voting with respect to one or more nominees.

A nominee will be elected if he receives more “for” votes than “against” votes. Abstentions will not be counted as a vote “for” or “against” the nominee and, therefore, will have no effect on the outcome. Any nominee who does not receive a majority of the votes cast is not elected; if the nominee is a current director, the Board expects that he will submit a resignation for the Board’s consideration promptly after the meeting. If the resignation is not submitted within 10 days after the certification of the shareholders’ vote, his term as a director will automatically expire.

The Board recommends a vote FOR each of the nominees.

What are my voting choices when voting on the proposals to amend our Code of Regulations (Items 2 and 3 on the Notice of Annual Meeting above), and what vote is needed to pass the proposals?

For each proposal, you may select from the following choices:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The proposal to amend our Code of Regulations to establish procedures for shareholders to make proposals for consideration at our Annual Meetings of Shareholders (other than nominations for directors) will be adopted if approved by the affirmative vote of a majority of the company’s common shares outstanding as of the record date. As such, abstentions and broker non-votes will have the same effect as votes against the proposal.

The proposal to amend our Code of Regulations to revise the existing procedures relating to shareholder nominations of directors will be adopted if approved by the affirmative vote of seventy-five percent (75%) of the company’s common shares outstanding as of the record date. Abstentions and broker non-votes will have the same effect as votes against the proposal.

The Board recommends a vote FOR each of the proposals.

What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2009 (Item 4 below), and what vote is needed to ratify their appointment?

In the vote on the approval of the appointment of PricewaterhouseCoopers LLC as the independent registered public accounting firm for 2009, shareholders may:

•	vote FOR the ratification;

•	vote AGAINST the ratification; or

•	ABSTAIN from voting on the ratification.

This proposal will be adopted if approved by the affirmative vote of a majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding common shares. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board recommends a vote FOR the ratification.

What is a broker non-vote?

A broker non-vote occurs when a broker’s or bank’s customer does not provide the broker or bank with voting instructions on “non-routine” matters for shares owned by the customer (sometimes referred to as the “beneficial owner”) but held in the name of the broker or bank. For such matters, the broker or bank cannot vote on behalf of the shareholder and reports the number of such shares as “non-votes.” By contrast, if a proposal is considered “routine,” the broker or bank, in its discretion, may vote any shares as to which it has not received specific instructions from its customer. Whether the proposal is non-routine or routine is governed by the rules of the New York Stock Exchange (“NYSE”). All proposals included in this Proxy Statement are considered “routine” by the NYSE.

What if I do not specify a choice for a matter when returning a proxy?

You should specify your choice for each matter on the enclosed proxy card. For shareholders of record, if no specific instructions are given, proxies that are signed and returned will be voted in accordance with the recommendations of the Board of Directors, as follows:

•	FOR the election of all four director nominees, each for a term of 3 years;

•

FOR the proposal to amend our Code of Regulations to establish procedures for shareholders to make proposals for consideration at our Annual Meetings of Shareholders (other than nominations for directors);

•	FOR the proposal to amend our Code of Regulations to revise the existing procedures relating to shareholder nomination of directors; and

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2009.

Can I access the Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and the Annual Report to Shareholders on the Internet?

The Notice of Annual Meeting, Proxy Statement and 2008 Annual Report to Shareholders are available on a dedicated Web site at progressiveproxy.com. Our Annual Report on Form 10-K is available at the Investor Relations section of our Web site at progressive.com/sec. We will also provide a copy of any of these documents to any shareholder free of charge, upon request by e-mail to investor_relations@progressive.com, by calling toll-free 1-800-542-1061, or by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

Street Name Holders.    If you hold your shares in a bank or brokerage account, your bank or broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

ITEM 1: ELECTION OF DIRECTORS

Four of our directors have been nominated for re-election this year. Information about the structure of our Board of Directors and about our individual directors follows.

Progressive’s Code of Regulations provides that the number of directors shall be fixed at no fewer than five and no more than 13. The number of directors has been fixed by shareholders at 13, and there are currently 12 directors on the Board and one vacancy. The Code of Regulations also provides that the directors are to be divided into three classes as nearly equal in number as possible and that the classes are to be elected for staggered terms of three years each. Directors of one class are elected annually, except as provided below. At the Annual Meeting, the shares represented by the proxies obtained hereby, unless otherwise specified, will be voted for the election as directors of the four nominees named below, each to serve for a three-year term, and until their respective successors are duly elected. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose.

Based upon a recommendation from the Board’s Nominating and Governance Committee, the Board has nominated the four nominees named below for re-election to the Board. No shareholder nominations for the election of directors have been received within the time period specified by Section 13 of Article II of our Code of Regulations, and no shareholder nominations were received pursuant to our Shareholder-Proposed Candidate Procedures (discussed below). Proxies cannot be voted at the Annual Meeting for a greater number of persons than the four nominees named in this Proxy Statement.

If written notice is given by any shareholder to the President, a Vice President or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made at the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate his or her voting power in the election of directors. Under cumulative voting, each shareholder may give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or distribute such number of votes among two or more nominees, as the shareholder sees fit. If the enclosed proxy is executed and returned and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the four nominees named below as possible.

Under changes to our organizational documents approved by shareholders in 2008, a nominee for director in an uncontested election will be elected as a director only if he or she receives a majority of the votes cast, which is sometimes referred to as a “majority voting standard.” If the election for directors is contested (that is, there are more nominees than the number of director positions up for election), the majority voting standard does not apply, and the nominees receiving the highest number of votes will be elected (a “plurality voting standard”). The election of directors at this year’s Annual Meeting is an uncontested election, so each nominee must receive a majority of the votes cast to be elected.

Each of the four nominees for director is currently a director of the company. If an incumbent director is not re-elected by shareholders in an uncontested election, the director is not automatically removed from the Board, but he or she is expected by the Board of Directors to tender a resignation from the Board within 10 days after the certification of the shareholder vote. If that resignation is not made contingent on the Board’s determination to accept or reject such resignation, the resignation will be effective immediately. If the resignation is contingent on Board action, the Board will review the resignation under procedures approved by the Board and announce its determination whether to accept or reject the resignation within 120 days from the certification of the shareholder vote. If a director is not elected by majority vote, but fails to tender his or her resignation during the 10-day period after certification, his or her term of office will expire automatically upon the expiration of the 10 days.

The Board currently has one vacancy. Under our Code of Regulations, the Board has the right to elect a new director to fill such a vacancy, but the new director so elected would serve for a term that expires on the date of the next shareholder meeting at which directors are to be elected. No decision has been made to fill the vacancy at this time.

The following information is provided for each person nominated for election as a director and for those directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each such nominee or director has held the principal occupation indicated for more than the last five years.

Nominees for Election at the Annual Meeting
Name	Age	Principal Occupation and Last Five Years Business Experience	Other Directorships	Director Since	If Elected, Term Expires
Roger N. Farah	56	President, Chief Operating Officer and Director, Polo Ralph Lauren Corporation, New York, New York (lifestyle products)	Aetna, Inc.	2008	2012
Stephen R. Hardis	73	Non-Executive Chairman of the Board, Marsh & McLennan Companies, Inc., New York, New York (financial services) since May 2006; Lead Director, Axcelis Technologies, Inc., Beverly, Massachusetts (semiconductor equipment manufacturing) since May 2005; Chairman of the Board, Axcelis Technologies, Inc. prior to May 2005	Axcelis Technologies, Inc., Lexmark International, Inc., Marsh & McLennan Companies, Inc., and Nordson Corporation	1988	2012
Norman S. Matthews	76	Consultant, New York, New York	Finlay Enterprises, Inc. and Henry Schein, Inc.	1981	2012
Bradley T. Sheares, Ph.D.	52	Former Chief Executive Officer, Reliant Pharmaceuticals, Inc., Liberty Corner, New Jersey (pharmaceutical products) from January 2007 to December 2007; President, U.S. Human Health Division of Merck & Co., Inc., Whitehouse Station, New Jersey (pharmaceutical products and services) prior to July 2006	Covance Inc. and Honeywell International, Inc.	2003	2012

Directors Whose Terms will Continue after the Annual Meeting
Name	Age	Principal Occupation and Last Five Years Business Experience	Other Directorships	Director Since	Term Expires
Peter B. Lewis	75	Non-Executive Chairman of the Board of The Progressive Corporation	None	1965	2010
Patrick H. Nettles, Ph.D.	65	Executive Chairman of the Board, Ciena Corporation, Linthicum, Maryland (telecommunications)	Axcelis Technologies, Inc. and Ciena Corporation	2004	2010
Glenn M. Renwick	53	President and Chief Executive Officer of The Progressive Corporation; President, Chairman of the Board and Chief Executive Officer of Progressive Casualty Insurance Company (a Progressive subsidiary) prior to April 2004; officer and director of various other subsidiaries and an affiliate of Progressive	Fiserv, Inc. and UnitedHealth Group Incorporated	1999	2010
Donald B. Shackelford	76	Retired since March 2008; Chairman of the Board, Fifth Third Bank, Central Ohio (successor to State Savings Bank), Columbus, Ohio (commercial banking) prior to March 2008	Diamond Hill Investment Group, Inc.	1976	2010

Name	Age	Principal Occupation and Last Five Years Business Experience	Other Directorships	Director Since	Term Expires
Charles A. Davis	60	Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (global private equity firm) since June 2005; Chairman and CEO, MMC Capital, Inc., Greenwich, Connecticut (global private equity firm) prior to June 2005; Vice Chairman, Marsh & McLennan Companies, Inc., New York, New York (financial services) prior to December 2004	AXIS Capital Holdings Limited and The Hershey Company	1996	2011
Bernadine P. Healy, M.D.	64	Health Editor and Medical Columnist, U.S. News & World Report, Washington, D.C. (publishing)	Ashland Inc. and Invacare Corporation	2002	2011
Jeffrey D. Kelly	55	Former Chief Financial Officer, National City Corporation (“NCC”), Cleveland, Ohio (commercial banking) prior to September 2008; Vice Chairman of NCC from December 2004 to September 2008; Executive Vice President of NCC prior to December 2004	None	2000	2011
Abby F. Kohnstamm	55	President and Chief Executive Officer, Abby F. Kohnstamm & Associates, Inc., New York, New York (marketing consulting firm) since January 2006; Senior Vice President of Marketing, IBM Corporation, Armonk, New York (information technology) prior to December 2005	Tiffany & Co.	2006	2011

OTHER BOARD OF DIRECTORS INFORMATION

Board of Directors Independence Standards and Determinations

Determinations under Categorical Standards.  The Board of Directors has approved categorical independence standards which, if satisfied by a director, will permit a determination that such director is independent for purposes of the NYSE Listing Standards. Under Progressive’s standards, an individual director may be determined to be “independent” only if he or she satisfies each of the following requirements, or if he or she is otherwise determined to be independent by a disinterested majority of the Board as provided below:

•

He or she is not currently an officer or employee of The Progressive Corporation or any of its subsidiaries, and has not been an officer or employee of Progressive or any of its subsidiaries at any time during the past three years. For purposes of this requirement, “officer” does not include a non-executive Chairman of the Board who is otherwise independent under these standards.

•	No member of his or her immediate family is an executive officer of Progressive or has been an executive officer of Progressive at any time during the past three years.

•

Neither he or she, nor any member of his or her immediate family, receives, or has received payments or other consideration from the company or any of its subsidiaries in excess of $120,000, in the aggregate, during any twelve-month period within the past three years, either

¡

as direct compensation. For this purpose, direct compensation excludes: (i) retainer and meeting fees and equity grants for service as a director, (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service), or (iii) compensation received by an immediate family member for service as an employee of Progressive (other than as an executive officer); or

¡

in connection with any direct business relationship between such individual and the company or any of its subsidiaries. For this purpose, a direct business relationship means the purchase or sale for value of any goods or services (other than insurance products sold by the company and related services), including, without limitation, consulting or advisory services.

•

He or she (i) is not currently a partner or employee of a firm that is Progressive’s internal or external auditor, and (ii) was not at any time within the past three years a partner or employee of such a firm who personally worked on Progressive’s audit during that time.

•

No member of his or her immediate family (i) is currently a partner in a firm that is Progressive’s internal or external auditor, (ii) is currently an employee of such firm who personally works on the company’s audit, or (iii) was at any time within the past three years a partner or employee of such firm and personally worked on Progressive’s audit during that time.

•

Neither he or she, nor any member of his or her immediate family, is or has been at any time during the past three years, employed as an executive officer of another company where any of the present executive officers of Progressive at the same time serves or served on the compensation committee of such other company.

•

He or she is not an attorney or a member of, partner in, or of counsel to, any law firm that, Progressive has retained during the last fiscal year or proposes to retain during the current fiscal year; no member of his or her immediate family is an attorney who the company has retained during the last fiscal year or proposes to retain during the current fiscal year; and no member of his or her immediate family is a member of, or of counsel to, any law firm that the company has retained and paid legal fees to in excess of $120,000 during the last fiscal year.

•

Neither he or she, nor any member of his or her immediate family, is a partner or executive officer of any investment banking firm that has performed services for Progressive (other than as a participating underwriter in a syndicate) during the last fiscal year or that Progressive proposes to have perform such services during the current fiscal year.

•

He or she is not a current employee of, and no member of his or her immediate family is a current executive officer of, and neither he or she nor any member of his or her immediate family holds a one percent or greater equity interest in, any other company or organization that has, or had at any time within the past three years, a material business or other relationship with Progressive or any of its subsidiaries. For purposes of this standard, a relationship will be deemed to be material if the total amount of the payments made or received by Progressive or any of its subsidiaries in connection with such business or other relationship during the relevant fiscal year was more than the greater of (i) $1 million, or (ii) two percent of the consolidated gross revenues of such other entity.

Contributions by Progressive to a charitable or non-profit organization in which a director or his or her spouse serves as a director, trustee, or executive officer or in an equivalent position will be deemed immaterial under these standards if Progressive’s contributions to such organization in any calendar year do not exceed $25,000 (excluding matching gifts made by The Progressive Insurance Foundation in response to employee contributions to such organization). If Progressive makes annual contributions in excess of the stated amount to any such organization, the effect, if any, on the director’s independence will be considered on a case-by-case basis.

If a director has one or more relationships with Progressive that fall outside of our categorical standards, the materiality of such other relationships will be determined by a disinterested majority of directors on a case-by-case basis. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. The ownership of even a significant amount of stock, by itself, however, is not a bar to a finding of independence.

The Board of Directors has considered the independence of each of the directors under the foregoing standards and, based on such considerations and the recommendations of the Nominating and Governance Committee, and after due inquiry into the facts and circumstances of each director’s relationships with Progressive (if any), has determined that each of our current directors, with the exception of Glenn M. Renwick as discussed further below, (i) satisfies Progressive’s independence standards as described above, (ii) has no relationship with Progressive or its subsidiaries or with any charitable organization that received a contribution from Progressive that would require an individual determination as to such director’s independence, and (iii) is independent under the applicable NYSE Listing Standards.

Mr. Glenn M. Renwick is not independent by virtue of his position as Progressive’s current President and Chief Executive Officer.

Meetings of the Board of Directors and Attendance

The Board of Directors held six meetings during 2008.

All of the current directors were on the Board throughout 2008, except Mr. Roger N. Farah, who was appointed as a director in June 2008. All directors attended more than 75% of their scheduled Board and Committee meetings.

Pursuant to our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of Shareholders. Normally, a meeting of the Board will be scheduled on the date of the Annual Meeting. Progressive’s 2008 Annual Meeting of Shareholders was attended by 10 out of 11 of its then current directors. A full copy of our Corporate Governance Guidelines can be found on our Web site at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

Meetings of the Non-Management Directors

Pursuant to Progressive’s Corporate Governance Guidelines, our non-management directors meet in executive session at least quarterly. Each such meeting also constitutes a meeting of our independent directors. The Chairman of the Board, provided that he or she is not an executive officer of Progressive, presides at these meetings. In the event that a non-executive Chairman is not available to lead these meetings, the presiding director would be chosen by the non-management directors in attendance. In 2008, the non-management directors met in executive session six times.

Board Committees

The Board has named an Executive Committee, an Audit Committee, a Compensation Committee, an Investment and Capital Committee, and a Nominating and Governance Committee, as described below. The complete written charters for each of the Committees (other than the Executive Committee, which does not have a charter) can be found on our Web site at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

Executive Committee

Mr. Lewis (Chairman), and Messrs. Hardis, Kelly, and Renwick are the current members of the Board’s Executive Committee, which exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its Committees. During 2008, the Executive Committee participated in one conference call, and adopted resolutions by written action pursuant to Ohio corporation law on eight occasions.

Audit Committee

Mr. Hardis (Chairman), Dr. Healy, Ms. Kohnstamm, and Dr. Nettles are the current members of the Board’s Audit Committee, which assures that the organizational structure, policies, controls, and systems are in place to monitor performance. The Audit Committee monitors the integrity of Progressive’s financial statements, our financial reporting processes, internal control over financial reporting, and the public release of financial information, and oversees our compliance and ethics and risk management programs. The Committee also is responsible for confirming the independence of, and the selection, appointment, compensation, retention, and oversight of the work of, our independent registered public accounting firm. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants, and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee has no relationship to Progressive that may interfere with the exercise of his or her independence from management and Progressive, and is independent as defined in the applicable Securities and Exchange Commission (“SEC”) rules and NYSE Listing Standards. During 2008, the Audit Committee met in person five times and participated in five conference calls to review our financial and operating results.

Audit Committee Financial Expert.  The Board of Directors has determined that Mr. Stephen R. Hardis, the Chairman of the Audit Committee, is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that he has accounting or related financial management expertise, as required by the NYSE Listing Standards. Mr. Hardis is a former Chairman and Chief Executive Officer of Eaton Corporation, where he served as Chief Financial and Administrative Officer before becoming CEO. He has served on the audit committees of a number of public companies through the years, including as a member of Progressive’s Audit Committee from April 1988 through December 1999 and as Chairman from December 2007 to the present. The Board has determined that through appropriate education and experience, Mr. Hardis has demonstrated that he possesses the following attributes:

•	An understanding of accounting principles generally accepted in the United States of America and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•

Experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity that can reasonably be expected to be raised by Progressive’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal control over financial reporting; and

•	An understanding of audit committee functions.

Compensation Committee

Dr. Sheares (Chairman), and Messrs. Farah and Matthews are the current members of the Board’s Compensation Committee. During 2008, the Compensation Committee met five times in person and one time by phone, and adopted resolutions by written action pursuant to Ohio corporation law on six occasions.

The Committee makes all final determinations regarding executive compensation, including salary, equity (restricted stock awards), and non-equity incentive compensation (cash incentive) targets, and related performance goals, formulae, and procedures. The Committee (or in certain circumstances, the full Board of Directors, based on the Committee’s recommendation) also approves the terms of the various compensation and benefit plans in which executive officers and other employees may participate. Committee decisions are made after considering compensation data from comparable companies obtained by Progressive from independent third parties, internal analyses and/or recommendations presented by management. The executive compensation decisions represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple Committee meetings and in meetings between the Committee and management, including our Chief Executive Officer, our Chief Human Resource Officer, members of the Compensation and Law Departments, and other Progressive personnel. In addition, the Committee frequently reports to the full Board of Directors on executive compensation matters.

The Committee’s determinations regarding incentive compensation for executive level employees (for example, performance criteria and standards relating to annual cash bonus determinations) also apply to incentive plans covering non-executive employees. Under this arrangement, executives and non-executives alike are motivated to achieve the same performance objectives. The Committee has delegated to management, however, the authority to implement such plans, and make other compensation-related decisions (such as salary and restricted stock awards), for non-executive level employees.

The Committee has the authority under its Charter to hire its own compensation consultants, at Progressive’s expense. The Committee regularly assesses the need for a consultant, most recently considering the issue in January 2009. The Committee decided that a consultant would not be hired at that time, in view of Progressive’s consistent compensation program and the availability of credible market data from independent third parties, among other factors. The Committee has clearly indicated that it remains open to hiring a consultant in the future and will reconsider the issue from time to time. For more information on executive compensation, see the “Compensation Discussion and Analysis” section beginning on page 20.

Investment and Capital Committee

Mr. Kelly (Chairman), and Messrs. Davis, Lewis, and Shackelford are the current members of the Board’s Investment and Capital Committee. The Investment Committee’s responsibilities include monitoring: whether the company has adopted and adheres to a rational and prudent investment and capital management policy; whether management’s investment and capital management actions are consistent with the company’s investment policy, financial objectives and business goals; the company’s compliance with legal and regulatory requirements pertaining to investment and capital management; the competence, performance, and compensation of the company’s internal and external money managers; and such other matters as the Board or the Committee deems appropriate. The Committee does not make operating decisions about money manager selection or compensation, asset allocation, market timing, sector rotation, or security selection, which are the responsibilities of management. The full Board of Directors must approve significant changes to the company’s capital structure, dividend policy, or portfolio asset allocation. During 2008, the Investment and Capital Committee met five times. In addition to the Committee meetings, Mr. Kelly and Mr. William M. Cody, our Chief Investment Officer, generally held monthly conversations to discuss the status of the company’s investments and capital.

Nominating and Governance Committee

Mr. Matthews (Chairman), and Messrs. Davis and Hardis are the current members of the Board’s Nominating and Governance Committee. The Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such potential candidates. The Committee recommended Roger N. Farah to fill a vacancy on the board in June 2008, and he was elected by the Board at that time. In addition, the committee recommended each of Mr. Farah and the three other nominees named in this Proxy Statement for re-election to the Board at our Annual Meeting of Shareholders.

The Committee also is responsible for monitoring corporate governance matters as they affect the Board and the company. The Committee regularly reviews Progressive’s Corporate Governance Guidelines and related matters to ensure that they continue to correspond to and support the Board’s governance philosophy. The Committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from Board members or management.

During 2008, the Nominating and Governance Committee met four times. The Committee regularly reviews the qualifications of potential candidates for the Board. The Committee recommended the four nominees named above, each of whom is currently a director, for re-election to the Board.

Shareholder-Proposed Candidate Procedures.  Pursuant to the Nominating and Governance Committee’s Charter, the Board has adopted a policy of considering director candidates who are recommended by Progressive’s shareholders. In addition, the Committee has adopted Procedures for Shareholders to Propose Candidates for Directors (the “Shareholder-Proposed Candidate Procedures” or “Procedures”).

Any shareholder desiring to propose a candidate for election to the Board under these Procedures may do so by mailing to Progressive’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by the Shareholder-Proposed Candidate Procedures, the complete text of which can be found on our Web site at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address: Charles E. Jarrett, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143. Upon receipt, the Secretary will forward the notice, and the other information provided, to the Committee.

If a shareholder proposes a candidate without submitting all of the foregoing items, the Committee, in its discretion, may reject the proposed candidate, request more information from the nominating shareholder, or consider the proposed candidate while reserving the right to request more information. In addition, the Committee may further limit each shareholder to one proposed candidate in any calendar year and may refuse to consider any additional candidate(s) proposed by such shareholder or its affiliates during the calendar year.

Shareholders may propose candidates to the Committee pursuant to the Shareholder-Proposed Candidate Procedures at any time. However, to be considered by the Committee in connection with Progressive’s next Annual Meeting of Shareholders (held in April of each year), the Secretary must receive the shareholder’s proposal and the information required above on or before November 30th of the year immediately preceding such Annual Meeting.

It is the Committee’s policy to review and evaluate each candidate for nomination submitted by shareholders in accordance with the Shareholder-Proposed Candidate Procedures on the same basis as candidates who are suggested by our Board members, executive officers, or other sources, which may include professional search firms retained by the Committee. The Committee will give strong preference to candidates who are likely to be deemed independent from Progressive under SEC and NYSE rules. As to shareholder-proposed candidates, the Committee may give more weight to candidates who are unaffiliated with the shareholder proposing their nomination and to candidates who are proposed by long-standing shareholders with significant share ownership (i.e., greater than 1% of Progressive’s common shares that have been owned for more than two years).

In considering director nominations, the Committee will consider: the current composition of the Board and how it functions as a group; the talents, personalities, strengths, and weaknesses of current Board members; the value of contributions made by individual Board members; the need for a person with specific skills, experiences, or background to be added to the Board; any available or anticipated vacancies due to retirement or other reasons; and other factors which may enter into the nomination decision. Upon the expiration of a director’s term on the Board, that director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee’s judgment, the director has made, and is likely to continue to make, significant contributions to the Board and Progressive.

When considering an individual candidate’s suitability for the Board, the Committee will evaluate each individual on a case-by-case basis. The Committee does not prescribe minimum qualifications or standards for directors, but instead looks for directors who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s Charter – integrity, judgment, commitment, preparation, participation, and contribution. In addition, the Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, profession, or other career and the skills and talents that the candidate would be expected to add to the Board. The Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. Such background inquiries may also be conducted, in whole or in part, on the Committee’s behalf by third parties, such as professional search firms. The Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates. If a candidate is not nominated, the Committee will have the discretion to reconsider his or her candidacy in connection with future vacancies on the Board.

The Committee’s decision not to nominate a particular individual for election to the Board will not be publicized by Progressive, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who propose candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so in its sole discretion.

These Shareholder-Proposed Candidate Procedures are in addition to any rights that a shareholder may have under our Code of Regulations or under any applicable laws or regulations in connection with the nomination of directors for our Board.

Communications with the Board of Directors

The Board of Directors has adopted procedures for shareholders to send written communications to the Board as a group. Such communications must be clearly addressed to the Board of Directors and sent to either of the following, at the election of the shareholder:

•	Peter B. Lewis, Chairman of the Board, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or e-mail: peter_lewis@progressive.com.

•	Charles E. Jarrett, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or e-mail: chuck_jarrett@progressive.com.

In addition, interested parties may contact the non-management directors as a group by sending a written communication to either of the above-named individuals. Such communication must be clearly addressed to the non-management directors.

The recipient will promptly forward communications so received to the full Board of Directors or to the non-management directors, as specified by the shareholder.

Certain Relationships and Related Transactions

Transactions between The Progressive Corporation or its subsidiaries and any director or executive officer, or any entity in which one or more of our directors or executive officers is a substantial owner, director, or executive officer, must be disclosed to and, if appropriate, approved by, our Board of Directors. Our Code of Business Conduct and Ethics prohibits directors and executive officers from having a direct or indirect financial interest in any transaction involving Progressive, unless either: (i) the transaction is disclosed to and approved by a disinterested majority of the Board; or (ii) with respect to a transaction with another publicly held company, the transaction and the Progressive person’s status as a director, officer, consultant, or advisor to such other company are known to the Board, a disinterested majority of the Board does not object to the person’s continued service to such other public company, and the annual payments to or from Progressive under the transaction do not exceed the lesser of 1% of Progressive’s or such other company’s consolidated revenues.

This policy is carried out by the Secretary of the company as transactions with such persons or entities, or proposals for such transactions, are identified by management or disclosed by members of the Board. If a transaction with any such person or entity is proposed or entered into during the course of the year, the transaction is presented to the Board for consideration, typically at its next meeting. In addition, all previously approved transactions that are expected to continue into a new year are presented to the Board for review on an annual basis at the Board’s first meeting of the year (in January or February). This procedure further allows the Board to consider these relationships at the same time that it is considering whether directors are independent under applicable rules and regulations.

The following discussion sets forth the relationships and transactions known by management at this time to involve Progressive or its subsidiaries and such persons or entities. In each case, pursuant to the policies described above, these transactions have been disclosed to the Board of Directors and a disinterested majority of the Board approved the transaction or, in the case of ongoing relationships that were presented to the Board, permitted the continuation or renewal of the relationship.

•

Mr. Jeffrey D. Kelly, a director of Progressive, was the Vice Chairman and Chief Financial Officer of National City Corporation, the parent company of National City Bank (“NCB”) prior to September 2008. Dr. Bernadine P. Healy, a director of Progressive, was also a director of National City Corporation prior to its acquisition by The PNC Financial Service Group Inc. (“PNC”) on December 31, 2008. NCB is the Transfer Agent and Registrar for our common shares and received fees of $91,055 for such services for 2008. Additionally, we use NCB for commercial banking services and paid $1,224,943 to NCB in service charges during 2008. In each case, these charges represented NCB’s customary rates.

Prior to NCB’s acquisition by PNC, we had an uncommitted line of credit with NCB in the principal amount of $125 million. We did not incur any commitment fees for this arrangement and no borrowings were outstanding at any time during 2008.

We have established a $40 million trust on behalf of the policyholders of a nonconsolidated affiliate of Progressive, with NCB as trustee, in order to maintain the A.M. Best rating of the nonconsolidated affiliate. We incur an annual trustee fee of $15,000 in connection with this trust, which represents NCB’s customary rates.

•

Mr. Stephen R. Hardis, a director of Progressive, is also a director and Non-executive Chairman of Marsh & McLennan Companies, Inc. (“Marsh”). Progressive pays commissions to various subsidiaries of Marsh for brokerage services in the ordinary course of our auto and non-auto insurance businesses, at customary rates for the services rendered. During 2008, we paid $967,493 for these services.

During 2008, we also paid $15,491 to a division of Mercer Management Consulting, Inc. (“Mercer”), a subsidiary of Marsh, for compensation and benefits surveys and related services. The fees paid to Mercer were customary rates for the products purchased or services rendered.

•

Mr. Charles A. Davis, a director of Progressive, serves as a director of AXIS Capital Holdings Limited (“AXIS”). During 2008, AXIS reinsured part of the policies we wrote for our outstanding risks under our directors’ and officers’ liability insurance, trust errors and omissions insurance, and bond products. AXIS provides reinsurance coverage of $2.8 million on policy limits of $15 million, for losses incurred in excess of the first $1 million. During 2008, we ceded $2,385,859 in premiums to AXIS, and collected $886,683 on paid losses related to this coverage. At December 31, 2008, we had $2,762,482 of reinsurance recoverables on unpaid losses under this arrangement. AXIS is one of several companies that we use to reinsure this non-auto line of business. The terms of this reinsurance arrangement with AXIS are consistent with those between us and the other reinsurers.

•

Mr. Glenn M. Renwick, President, Chief Executive Officer, and a director of Progressive, is also a director of Fiserv, Inc. We paid $36,536 to Fiserv, Inc. or its subsidiaries, for comparative rating software during 2008. These charges represent the customary rates for the products purchased. During 2008, an investment fund managed by Stone Point Capital, LLC acquired a 51% interest in the Fiserv, Inc. business from which we license this software. Charles A. Davis, a director of Progressive, is the Chief Executive Officer of Stone Point Capital, LLC.

•	We purchased various health insurance related products and services from Aetna, Inc., in 2008. Mr. Roger N. Farah is a director of Aetna. In 2008, we paid $104,400 for such products and services.

•

A company owned by Mr. Peter B. Lewis, non-executive Chairman of the Board, subleases space at an airplane hangar leased by one of our subsidiaries, to house the airplane owned by Mr. Lewis’s company and related personnel and equipment. The sublease has a 5-year term that commenced in October 2006, and Mr. Lewis’s company has options to extend the sublease for three additional 5-year terms. Under the sublease, Mr. Lewis’s company rents approximately two-thirds of the hangar space and one-half of the office space at the facility, and it further reimburses one-half of other occupancy costs (such as common area maintenance, insurance, taxes, etc.) and one-half of certain construction and capital expenses. In addition, Mr. Lewis’s company reimburses Progressive for fuel for its aircraft, based on actual fuel used, plus one-half of the fuel flow fee incurred by us under our lease for the hangar. During 2008, Mr. Lewis’s company paid Progressive’s subsidiary a total of $259,931 for fuel and $152,471 for rent and other occupancy expenses in accordance with the terms of the sublease.

•

The following relatives of executive officers and directors worked for Progressive in 2008: the brother of Brian Domeck (CFO), John Domeck, as an attorney; and the son-in-law of Mr. Hardis (director), Stephen Ware, who works in our information technology area. The dollar value of each of these employment relationships for 2008 was less than $181,000. In determining the dollar value of these relationships, we used the same methodology that is used to determine compensation for named executive officers in the Summary Compensation Table below, under which total compensation includes, to the extent applicable to each individual, salary paid in 2008, Gainsharing and other cash bonuses earned in 2008, restricted stock expense recognized by Progressive during the year, company-matching contributions to our 401(k) Plan and other compensation, but excludes health and welfare benefits that are available generally to all salaried employees, as contemplated by the applicable regulations. In each case, we believe that the level of compensation is appropriate in view of the individual’s position, responsibilities, and experience and is consistent with our companywide compensation structure.

Compensation Committee Interlocks and Insider Participation

Dr. Sheares and Messrs. Davis, Farah, and Matthews served as members of Progressive’s Compensation Committee during 2008. There are no Compensation Committee interlocks.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors (the “Committee”) oversees Progressive’s financial reporting process on behalf of the Board. Progressive’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management Progressive’s audited financial statements for the year ended December 31, 2008, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.

The Committee has discussed with PricewaterhouseCoopers LLC (“PWC”), Progressive’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, PWC’s judgment as to the quality, not just the acceptability, of Progressive’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. In addition, the Committee has received the written disclosures and letter from PWC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with PWC their independence.

The Committee discussed with Progressive’s internal auditors and PWC the overall scope and plans for their respective audits. The Committee meets with the internal auditors and PWC, with and without management present, to discuss the results of their examinations, evaluations of Progressive’s internal controls and the overall quality of Progressive’s financial reporting. During 2008, the Committee held five meetings and participated in five conference calls to review Progressive’s financial and operating results and conduct other business. Also, during 2008, the Committee reassessed the adequacy of the Audit Committee Charter, recommended certain minor modifications to the Charter and approved the Charter, as so modified, and recommended that the Charter be submitted for approval to the full Board of Directors. The Board approved the Charter, as so modified, on December 12, 2008, and it became effective as of January 1, 2009. A copy of the Charter, as so approved, is available on our Web site at progressive.com/governance.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in The Progressive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

The Committee has selected and retained PWC to serve as the independent registered public accounting firm for Progressive and its subsidiaries for 2009. Shareholders will be given the opportunity to express their opinion on ratification of this selection at the 2009 Annual Meeting of Shareholders.

On April 18, 2008, Abby F. Kohnstamm joined the Audit Committee. Ms. Kohnstamm is President and Chief Executive Officer of Abby F. Kohnstamm & Associates, Inc., a New York-based marketing consulting firm, and has been a member of Progressive’s Board of Directors since 2006.

AUDIT COMMITTEE

Stephen R. Hardis, Chairman

Bernadine P. Healy, M.D.

Abby F. Kohnstamm

Patrick H. Nettles, Ph.D.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following information is set forth with respect to persons known to management to be the beneficial owners, as of December 31, 2008, of more than 5% of Progressive’s Common Shares, $1.00 par value:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	80,032,687	[2]	11.8%

Peter B. Lewis 6300 Wilson Mills Road Mayfield Village, Ohio 44143	49,279,799	[3]	7.3%

[1]

Except as otherwise indicated, the persons listed as beneficial owners of the common shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

[2]

The common shares are held in investment accounts maintained with Davis Selected Advisers, L.P., as of December 31, 2008, and it disclaims any beneficial interest in such shares. Davis Selected Advisers, L.P. has advised that it has sole voting power as to 74,529,201 of these shares, no voting power as to the balance of these shares, and sole investment power as to all of these shares. Mr. Charles A. Davis, a director of Progressive, has no affiliation with Davis Selected Advisers, L.P.

[3]

Includes 221,756 shares held for Mr. Lewis by a trustee under Progressive’s 401(k) Plan, 428,544 common shares subject to currently exercisable stock options, and 12,549 restricted common shares granted to Mr. Lewis in his capacity as Chairman of the Board. Also includes 827,885 shares held by two charitable entities which Mr. Lewis controls, but as to which he has no pecuniary interest, and 454,000 shares held by four trusts for family members, as to which Mr. Lewis is a trustee but has no pecuniary interest.

Security Ownership of Management

The following information summarizes the beneficial ownership of Progressive’s common shares as of December 31, 2008, by each director and nominee for election as a director of Progressive, each of the named executive officers (as identified on page 35) and by all directors and all individuals who were our executive officers on December 31, 2008, as a group. In addition, to provide a more complete picture of certain individual’s financial interest in Progressive shares, the final two columns include share equivalent units held in our benefit plans that do not technically qualify as “beneficially owned” under the applicable regulations, also as of December 31, 2008.

Name	Common Shares Subject to Restricted Stock Awards[1]	Common Shares Subject to Currently Exercisable Options[2]	Beneficially Owned Common Share Equivalent Units[3]	Other Common Shares Beneficially Owned[4]		Total Common Shares Beneficially Owned	Percent of Class[5]	Units Equiva- lent to Common Shares[6]	Total Interest in Common Shares and Unit Equivalents
William M. Cody	154,210	110,140	50,920	16,049		331,319		0	331,319
Charles A. Davis	9,761	82,337	19,022	152,033		263,153	*	10,377	273,530
Brian C. Domeck	99,548	96,992	0	8,054		204,594	*	0	204,594
Roger N. Farah	7,212	0	0	7,500		14,712	*	0	14,712
Susan Patricia Griffith	146,839	54,772	0	45,854		247,465	*	0	247,465
Stephen R. Hardis	11,225	82,337	6,817	179,163		279,542	*	158,366	437,908
Bernadine P. Healy, M.D.	9,203	0	0	51,235		60,438	*	4,043	64,481
Charles E. Jarrett	166,432	289,938	56,130	4,100		516,600	*	5,396	521,996
Jeffrey D. Kelly	9,203	30,448	13,095	50,820		103,566	*	15,347	118,913
Abby F. Kohnstamm	9,203	0	11,553	0		20,756	*	0	20,756
Peter B. Lewis	12,549	428,544	0	48,838,706	[7]	49,279,799	7.3%	0	49,279,799
Norman S. Matthews	9,761	30,448	23,980	188,212		252,401	*	0	252,401
Patrick H. Nettles, Ph.D.	9,203	0	18,176	0		27,379	*	0	27,379
Glenn M. Renwick	1,628,903	1,962,537	545,829	925,420		5,062,689	*	55,428	5,118,117
John P. Sauerland	100,320	124,390	0	46,280		270,990	*	0	270,990
Donald B. Shackelford	8,924	47,292	14,410	802,245		872,871	*	22,804	895,675
Bradley T. Sheares, Ph.D.	9,176	0	4,585	0		13,761	*	18,336	32,097
Raymond M. Voelker	144,896	0	0	36,915		181,811	*	0	181,811

All 23 Executive Officers and Directors as a Group	2,764,215	3,430,483	782,315	51,557,956		58,534,969	8.6%	292,109	58,827,078

*	Less than 1% of Progressive’s outstanding common shares.

[1]

Includes common shares held for executive officers and directors pursuant to unvested restricted stock awards issued under various incentive plans we maintain. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

[2]	The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

[3]

These units have been credited to the individual’s account under certain of our deferred compensation plans and are included in shares beneficially owned due to the plan features described below. Each unit is equal in value to one Progressive common share.

•

For non-employee directors, the number represents units that have been credited to his or her account under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”), under which each director has the right to defer restricted stock awards. Distributions from the Directors Restricted Stock Deferral Plan will be made in Progressive common shares at the expiration of the deferral period under the plan. Upon the termination of a director’s service as a director, the plan provides that certain shares would be distributed to the director promptly thereafter. As to the number of shares that would be so distributed upon a director’s termination of service, the director is considered to have investment power over those shares (although not voting power), and those shares are deemed “beneficially owned.” See page 49 for a description of the Directors Restricted Stock Deferral Plan.

•

For executive officers, the number represents units that have been credited to the participant’s account under The Progressive Corporation Executive Deferred Compensation Plan, as amended and restated (the “EDCP”), upon the deferral of cash bonus awards and restricted stock awards. As to these units, the participant has sole investment power but no voting power. In this case, the participant has investment power due to his or her ability to instruct the plan trustee to liquidate his or her deemed investment in Progressive stock and re-allocate those amounts into one of the other deemed investments that are available under the plan. See a description of the EDCP beginning on page 42.

[4]

Includes, among other shares, common shares held for executive officers or, in certain cases, their spouses who are former employees, under The Progressive Retirement Security Program. Unless otherwise indicated below, beneficial ownership of the common shares reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

[5]	Percentage based solely on “Total Common Shares Beneficially Owned.”

[6]

The units disclosed are in addition to common shares beneficially owned and have been credited to the individual’s account under one or more of our deferred compensation plans, as discussed below. Each unit is equal in value to one Progressive common share.

•

For non-employee directors, the number represents units that have been credited under The Progressive Corporation Directors Deferral Plan, as amended and restated (“Directors Deferral Plan”) and certain amounts credited under the Directors Restricted Stock Deferral Plan. Each of our directors who is not an employee of Progressive (other than Mr. Peter B. Lewis) and was a director prior to April 2006, participates in the Directors Deferral Plan, under which cash retainer and meeting fees were deferred. The amounts deferred under the Directors Deferral Plan are deemed invested in Progressive shares for the entire deferral period, and distributions from the plan will be made only in cash at the time selected by the participant or as otherwise required by the plan. As such, the investor has neither investment power or voting power over those units. See page 49 for a description of the Directors Deferral Plan. Deferrals of restricted stock under the Directors Restricted Stock Deferral Plan are included in this column to the extent that Progressive common shares would not be distributed promptly after the termination of the director’s service, in which case the director is also not considered to have investment power or voting power over those shares (for example, distributions that would be made in future years under an installment distribution plan selected by the director in accordance with the plan); and

•

For executive officers, the number represents units that have been credited to the executive officer under the EDCP upon the deferral of restricted shares that were awarded in or after March 2005. These deferral amounts are deemed to be invested in Progressive shares during the entire deferral, and no other deemed investments are available to the participant. In addition, the distribution of Progressive common shares to the executive under the EDCP would not be made until six months after the termination of his or her employment. As a result, the executive has neither investment power or voting power during the deferral period.

[7]	See Footnote 3 on page 18.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who beneficially own more than 10% of our common shares, if any, to file reports of ownership and changes in ownership of Progressive stock with the Securities and Exchange Commission. Based on our review of Section 16 reports prepared by or furnished to Progressive and representations made by our officers and directors, we believe that all filing requirements were met on a timely basis during 2008. However, on November 26, 2008, Peter B. Lewis filed a Form 4 that reported, in part, (i) a series of six transactions (two acquisitions of shares and four dispositions) from February 1993 through July 2002 by a trust that holds Progressive shares for the benefit of Mr. Lewis’s grandchildren, and (ii) that the trust currently holds 400,000 Progressive common shares. Mr. Lewis, who has been a trustee of the trust since at least February 1993 but has no financial interest in the trust, inadvertently had omitted these holdings and transactions from his prior filings.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation program for executives, including the “named executive officers” identified in the Summary Compensation Table on page 35, is designed and implemented under the direction and guidance of the Compensation Committee of the Board of Directors. Broadly stated, we seek to maintain a consistent compensation program with the following objectives:

•	Attract and retain outstanding executives with the leadership skills and expertise necessary to drive results and build long-term shareholder value;

•	Motivate executives to achieve the strategic goals of Progressive and their assigned business units;

•	Reward and differentiate executive performance based on the achievement of challenging performance goals; and

•	Align the interests of our executives with those of shareholders.

EXECUTIVE COMPENSATION PROCEDURES AND POLICIES

Executive Compensation in General

The main components of our executive compensation program are base salaries, opportunity for an annual cash bonus, and longer term incentives in the form of restricted stock awards made on an annual basis. Base salaries are generally intended to be competitive with those offered for similar jobs at comparable companies, with variations determined by individual factors. Annual cash bonus potential (under a program that we refer to as “Gainsharing”) is tied to the actual performance of the company’s operating businesses or the executive’s assigned business unit. Restricted stock is granted in the form of time-based awards and performance-based awards. The combination of Gainsharing bonuses and restricted stock awards provide variable compensation that reflect the company’s performance and our stock price.

At senior executive levels, variable compensation accounts for a very significant portion of total potential compensation, providing tangible incentives to executives to drive business performance. For each of our named executive officers (other than our Chief Executive Officer), 80% of his or her maximum compensation for 2008 was comprised of cash bonus potential and restricted stock awards; for the CEO, such variable compensation accounted for over 90% of his potential earnings for the year. As a result, total pay for our executives is heavily weighted in favor of performance-based compensation that is tied directly to our strategic goals or to the performance of our common shares, thus aligning executives’ interests with those of shareholders.

Other types of compensation available to executives include health and welfare benefits, deferred compensation arrangements, severance payments, and very limited perquisites, and are discussed in more detail below.

Compensation Committee Decisions

The Compensation Committee makes all final determinations regarding executive compensation, including salary, equity (restricted stock awards) and nonequity incentive compensation (Gainsharing) targets, and related performance goals. In addition, the Committee monitors and determines the benefits that may be paid to an executive upon his or her leaving the company or upon a change in control of the company to ensure that such payments are made under appropriate circumstances and in appropriate, market-based amounts. The Compensation Committee met six times in 2008 and discussed executive compensation at each of those meetings.

Committee decisions on executive compensation are made after considering each executive’s role and responsibilities, performance evaluations, recommendations presented by management, compensation data from comparable companies obtained by Progressive from independent third parties and analyses performed by the company’s Compensation Department. The Compensation Department consults with the company’s Chief Executive Officer on significant issues regarding employee compensation, including programs and issues relating to executive officers. Our CEO also participates in certain Committee meetings (two times in 2008) to discuss significant compensation issues with the Committee or to provide recommendations to the Committee regarding the compensation of executive officers. The Committee’s executive compensation decisions thus represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple meetings between the Committee and management, including our CEO, our Chief Human Resource Officer, members of the Compensation Department and Law Departments, and other Progressive personnel. In addition, the Committee routinely reports to the full Board of Directors on executive compensation matters, generally after each regularly scheduled Committee meeting.

The Committee delegates to management the day-to-day implementation of compensation programs for employees below the level of executive management, subject to the terms of plans approved by the Committee. Generally, however, we seek to operate a consistent compensation program across our company, and as a result, determinations made by the Committee on executive compensation generally apply to other employees, as well. For example, the performance criteria applied to determine the annual cash bonuses for most executives under our Gainsharing program (discussed in more detail below) also are used to determine bonuses for substantially all of our other employees. In this way, employees as a whole are focused on the same set of strategic priorities.

The Committee has the authority under its Charter to hire its own compensation consultants, at Progressive’s expense. In recent years, the Committee determined that retaining a consultant was not necessary in view of Progressive’s consistent compensation program, and the availability of comparable market data from independent third parties, among other factors. In 2008 and early 2009, the Committee again reviewed its needs and considered the potential benefits of retaining a consultant, but took no action to retain one at that time. The Committee will continue to assess its needs at least annually and may elect to hire a consultant in the future to review aspects of the company’s executive compensation arrangements.

During 2008, our Compensation staff consulted with Pearl Meyer, an executive compensation consulting firm, on a limited basis regarding the structure of our performance-based compensation program for our employees, including executives, and potential alternatives. Total fees paid to the consultant amounted to approximately $22,000 during the year. These consultations contributed to our thinking about performance-based compensation arrangements and were considered in formulating changes to our executive compensation program for 2009, which are described in more detail below.

Compensation Comparisons

Our executive compensation program is market-based and is designed to be competitive with other compensation opportunities available to executives. However, compensation comparisons do not typically drive the Committee’s decisions, which result from a number of factors that are reviewed and evaluated by the Committee. These factors can be different for different individuals, can vary from year to year, and can include a number of qualitative and quantitative judgments, including the nature of a specific executive’s position and responsibilities, our business needs and culture, the tenure of an executive in his or her current position, past compensation history, individual performance, and the executive’s future potential, among other matters. Compensation comparisons are another factor that enter into this analysis, which may in an individual case become more important, for example, if the executive’s pay is substantially below or above the identified median levels.

We identify comparable companies from many industries in a revenue range that is comparable to our annual revenues, as indicated on compensation surveys that we obtain from independent third party vendors. Comparable companies are not limited to those in the insurance industry. This choice reflects: that there are a limited number of publicly held insurers that focus exclusively, or even primarily, on automobile insurance (and none with comparable revenue or market value characteristics); that we do not generally recruit senior management level talent from other insurance companies; and that our executives have employment opportunities with companies doing business in a variety of industries. As a result, we view the broader range of companies to be a better reflection of the marketplace for the services of our executives. We do not focus on the identity of any individual company, but are interested in the aggregate data and the percentile breakdowns, which are used as a guide (among other factors) in our executive compensation decisions. Similar comparisons and evaluations are performed with respect to employees at all levels of the company.

Data regarding comparable functions at other companies and the applicable ranges and types of compensation are collected by our Compensation Department and presented to the Committee for consideration prior to the time that annual compensation decisions are being considered. One of the difficulties with compensation comparisons can be, for certain executive roles, the inability to determine reliably a comparison group for the executive. If direct job comparisons are not available for an executive, we seek to match the executive with job classifications from comparable companies that most closely resemble the executive’s position and responsibilities.

For the 2008 compensation decisions, the comparison group for the CEO consisted of 67 public companies with annual revenues from $10 billion to $20 billion, as identified in compensation surveys purchased by the company from Towers Perrin. Given our 2007 revenue of approximately $14.7 billion, we believe that this range provided appropriate data for comparison purposes. The 2008 comparisons for our other named executive officers were taken from compensation surveys produced by Towers Perrin, Mercer Consulting, and McLagan Partners, although the number of companies and revenue ranges varied from position to position based on the type of position, availability of comparison matches, and other factors. All compensation comparisons referred to in the discussions below are based on this data, which were provided to the Committee in early 2008.

Internal Pay Equity; Wealth Accumulation

We do not use “internal pay equity” or “wealth accumulation” analyses to limit compensation paid to the Chief Executive Officer or other executives. Such systems typically put a ceiling on part or all of an executive’s compensation based on considerations such as the amount of compensation paid to another executive or employee or the value of awards previously made to the executive in question. Management and the Committee do not believe that such arbitrary limitations are an appropriate way to make compensation decisions for our executives and that such procedures would be contrary to the interests of the company and our shareholders. Instead, our focus is to make appropriate executive compensation decisions annually, so that executives are paid at competitive levels with a significant “at risk,” performance-based component that is commensurate with the executive’s increasing responsibilities. We rely on the judgment of the Committee, after considering recommendations from management, including the CEO, available market data and evaluations of executive performance, in making these decisions.

Use of “Tally Sheets”

When the Compensation Committee is considering annual compensation decisions for executives, the Committee is provided with information showing, for each executive, the total aggregate compensation (salary, cash bonus potential, and restricted stock award values) to be awarded to such executive for the upcoming year. These so-called “tally sheets” are used by the Committee to review each executive’s current compensation level and to enable meaningful comparisons to the compensation paid to similar executives at comparable companies. In this way, the Committee monitors the reasonableness of its annual compensation decisions for each executive.

In addition, at least annually, the Committee receives tally sheets summarizing the payments that would be made to each executive upon the occurrence of various scenarios, such as termination, retirement, or a change in control. These tally sheets allow the Committee to see, in one place, all of the potential payouts that an executive can receive in addition to annual compensation awards. Such payouts may arise from a number of sources, depending on the scenario triggering the payments, including: the executive’s prior service and earnings (such as distributions from deferral accounts); payments triggered by an employment termination (severance); or an acceleration of a right that otherwise would not have occurred, if at all, until a future date (for example, vesting of restricted stock awards upon a qualifying retirement or a change in control). The Committee is thus able to understand and monitor the amount of such potential payouts in each scenario, and to distinguish the source of individual components of such payouts.

To the extent that these payments arise from an executive’s prior earnings (such as distributions from deferral accounts), the Committee generally does not view such payments negatively, since those amounts were previously earned in full by the executive, the value of the account has increased (or decreased) over time based on the executive’s investment elections (which can include investments in Progressive’s stock), and we have made no subsequent contributions to increase the value of these accounts. Potential severance payments and acceleration events, on the other hand, are monitored by the Committee to ensure that they are reasonable and appropriate in the applicable scenarios. The Committee will continue to assess these programs in the future as new information develops. We describe each of these elements of our compensation program in more detail below and under “Potential Payments upon Termination or Change in Control” beginning on page 44.

No Tax “Gross-Up” Payments

We do not provide, and no executive officer is entitled to receive, any tax “gross-up” payments in connection with compensation, severance, perquisites, or other benefits provided by Progressive. There is one minor exception to this rule that is applicable to all of our regular employees: we pay employees 5-year anniversary awards (i.e., at their 5th, 10th, 15th, etc., anniversaries) in amounts not to exceed $600 on a net (after tax) basis. When such an award is paid to a named executive officer, the gross (pretax) amount is included in “All Other Compensation” on our Summary Compensation Table.

Effect of Any Future Financial Restatement; Recoupment

Cash bonuses paid to our senior executives from and after 2007, and performance-based equity awards granted to executive officers from and after March 2008, are subject to recoupment by us if the applicable operating or financial results triggering such payment or the vesting of such award are later restated. For additional information concerning these recoupment rights, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” beginning on page 37.

Stock Ownership Guidelines for Executives

Within five years after becoming our CEO and at all times while serving as CEO thereafter, the CEO must acquire and hold Progressive stock (or equivalent vested interests, such as shares held on his behalf in our 401(k) or equivalent units held in our executive deferred compensation plan, but excluding unexercised stock options and unvested restricted stock) with a minimum value of five times the CEO’s base salary. Executive officers who report directly to the CEO are expected to hold meaningful amounts of Progressive stock at levels that their respective compensation and financial circumstances permit. To support this goal, each executive’s annual compensation is heavily weighted towards equity compensation. As a result, within three years of becoming an executive, each executive is expected to hold restricted or unrestricted stock with a value of at least three times his or her base salary. Management and the Committee believe that stock holdings under these guidelines, as well as additional, voluntary holdings by executives in our stock option, 401(k) and deferral plans or in personal accounts, appropriately ensure that the interests of management will be aligned with those of our long-term shareholders. As of December 31, 2008, each of the named executive officer’s holdings of Progressive stock satisfied the applicable guideline.

ELEMENTS OF COMPENSATION – ANNUAL DECISIONS OR AWARDS

Our executive compensation program has retained the same basic format for more than a decade. We have three primary compensation elements, each of which involves annual decisions made by the Compensation Committee to ensure reasonable, competitive pay for our executives, with a balance of fixed and variable compensation. These elements are:

•	Base salaries;

•	Annual cash bonus potential under our Gainsharing program; and

•	Equity-based compensation in the form of both time-based and performance-based restricted stock.

Each compensation element will be discussed in turn, along with information concerning the 2008 decisions made by the Committee and, where applicable, 2008 performance results.

Salaries

Executive salaries, which are set by the Compensation Committee each year, are designed to attract and retain executive talent and to reward individual performance. As a general matter, executive salaries are intended to be competitive with amounts paid to executives who have similar responsibilities at comparable companies, with the potential for above average total compensation being provided by the variable compensation elements discussed below. Variations from comparison averages can occur for a number of reasons, including the nature of a specific executive’s position and responsibilities, our business needs and culture, the tenure of an executive in his or her current position, individual performance and the executive’s future potential.

For Messrs. Cody, Jarrett, Sauerland, and Voelker and Mrs. Griffith, their 2008 salaries reflected increases of between 3.8% and 4.3% when compared with the end of the prior year. Each of these increases was in line with the market-based increases for our employees as a whole and for the executive’s respective comparison group. In March 2008, Mrs. Griffith was promoted to the President of our Claims Group and received another increase of about 4%, reflecting the significant increase in responsibility entailed by this new position. Mr. Domeck, who at the beginning of 2008 was starting his second year as our CFO, received a salary increase of about 18.8% as a step toward closing the gap between his salary and the median salaries for CFO’s at comparable companies. In each case, the salary increases further evidenced continuing satisfactory performance and contribution to the executive team.

Although, as explained above, comparison data is only one of a number of factors that enter into the Committee’s decisions each year, such comparisons may be useful to shareholders as a reference point. The following discussion is based on data provided by our HR Compensation group to the Committee in early 2008 showing salary data for each executive’s comparable position. For 2008, the salary for Mr. Voelker, our Chief Information Officer, was slightly above the median for comparable positions, which reflects in part his long tenure in that position and the continuing importance of technology to our business operations, while Messrs. Domeck, Jarrett, and Sauerland and Mrs. Griffith were below median levels for their respective comparison groups. The salary for Mr. Cody, our Chief Investment Officer, exceeded the median for his comparison group, reflecting not only his long tenure but also that, under our pay structure, Mr. Cody’s potential variable compensation is generally below the amounts that can be earned by investment managers at other companies.

As to our CEO, Glenn Renwick, since February 2002, his annual salary has remained at $750,000 per year, well below the median for chief executives at comparable companies. We discuss Mr. Renwick’s 2008 compensation on page 28.

Shareholders should also note that the actual amounts paid in salary to the named executive officers (as disclosed below in the Summary Compensation Table) in 2008 were higher than their respective annual salary figures. This is because we issued 27 paychecks to all salaried employees in 2008 versus 26 paychecks in most years. Such a 27-paycheck year is a situation that arises in bi-weekly payroll systems, such as ours, about every 10 or 11 years. In 2009, we will return to the typical 26 paycheck year, under which the amount actually paid is often slightly below the annualized salary figure, because we typically implement raises in February of the year.

Cash Bonuses

Gainsharing Program.  Each of the named executive officers had the opportunity in 2008 to earn an annual, performance-based cash bonus under our Gainsharing program. Executive bonuses are determined using the same performance criteria that determine the Gainsharing bonuses that are paid to all of our other executives and our non-executive employees, resulting in a consistent set of goals across our entire insurance operation. Gainsharing bonuses are determined using the following formula:

Paid Salary	X	Target Percentage	X	Performance Factor	=	Annual Bonus

For each executive, his or her salary and bonus target percentage are established by the Committee each year during the first calendar quarter. When the participant’s paid salary is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” or “target bonus amount” for the year. The performance factor can range from 0.0 to 2.0 each year, depending on the extent to which actual performance results for the year fall short of, meet, or exceed the objective performance goals established by the Committee in the first quarter of the year.

As a result, each participant can earn an annual Gainsharing bonus of between 0.0 and 2.0 times his or her target bonus amount (with an amount equal to 2.0 times an executive’s target bonus thus being the executive’s maximum potential bonus). The payment of the target bonus amount would result from a 1.0 performance factor under the plan. For 2008, the performance factor for each of the named executive officers, other than Mr. Cody, was determined by the performance of our principal insurance businesses (referred to as our “Core Business”). Mr. Cody’s factor was determined by the performance of our fixed-income investment portfolio and is discussed in more detail below. All Gainsharing and other performance-based cash bonus awards for the named executive officers are reported on the Summary Compensation Table below as “Non-Equity Incentive Plan Compensation.”

The performance standards applicable to the Gainsharing program are established by the Committee each year in the first quarter and are not thereafter modified. The performance factor for our Core Business is then calculated on a monthly basis, using year-to-date results, and published in our regular, monthly earnings release. In addition, it should be noted that our Gainsharing performance factor is used, among other factors, to calculate the dividend that may be paid to shareholders each year under our variable dividend policy. In this way, the Core Business results also can translate into a benefit to shareholders, although due to the extent of our investment losses in 2008, no dividend was paid for the year, in accordance with terms of the dividend policy.

Gainsharing is designed to reward executives based on the operating performance of Progressive’s insurance business as a whole and/or an executive’s assigned business unit, as compared with objective performance criteria as established by the Committee. The purpose of the cash bonus program is to motivate executives to achieve and surpass current strategic performance goals, which over time, should positively impact the returns of long-term shareholders.

It should be noted that under this program, all of our executives (other than Mr. Cody, our Chief Investment Officer) and all but a small number of our employees who work in our investment operations, earn their annual cash bonus based solely on the operating results of our Core Business, which includes only our insurance operations. As a result, the returns from our investments, in both good and bad years, do not affect the bonuses that are paid to virtually all of our employees, including the named executive officers (other than Mr. Cody and our investment staff). The Committee and management believe that this result is appropriate since the day-to-day work of the executives and employees outside of the investment group does not impact the investment returns, and the Gainsharing program thus serves to focus these employees on our insurance operations where they can have an impact. However, the difficult investment climate and our poor investment results in 2008 have led the Committee to reconsider this practice as it applies to the CEO and the CFO, as discussed below under “Changes for 2009.”

Historical Gainsharing Experience.  Outstanding growth and profitability results in each of 2003 and 2004 were rewarded by a Core Business performance factor of 2.0, and the highest possible bonus under our Gainsharing plans, for most executive officers and other employees of Progressive. A significant down year in our insurance operations in 2000, however, resulted in a performance factor of 0.0 for our Core Business, and no annual cash bonus, for most executive officers and employees. Performance factors for the Core Business in 2006, 2007 and 2008 were 1.18, .74, and .80, respectively, reflecting strong (although generally decreasing) underwriting profitability, but lagging growth compared to our pre-established targets. Throughout the 15-year history of our company-wide Gainsharing program (including 2008), the performance factor for the Core Business has averaged about 1.31. These results confirm that our Gainsharing plans operate not only to reward excellent performance, but also to withhold or temper cash bonuses if our actual performance results fail to achieve pre-defined goals.

2008 Gainsharing Bonuses – Core Business.  Gainsharing target percentages for the named executive officers were determined by the Compensation Committee. Consistent with how our program has operated in recent years, Mr. Renwick’s target percentage was set at 150%, while each of the other named executive officers had his or her target set at 100%.

The 2008 performance factors for each of the named executive officers (other than Mr. Cody, whose bonus calculation is discussed in the next section) were determined using Gainsharing standards approved by the Compensation Committee for our Core Business, which was defined to include our Agency Auto, Direct Auto, Special Lines, and Commercial Auto business units. We seek to offer an appropriate rate to every auto risk and are focused on growing our customer base both by attracting new customers and by earning the loyalty of existing customers so that we may retain their business. Thus, for 2008, we used the number of “policies in force” to measure growth for each of our businesses, to better align our Gainsharing program with our companywide strategic goal of growing policies in force as fast as possible at a 96 combined ratio or better. This strategic goal, which is applicable to virtually all employees through the Gainsharing plan, allows employees to observe and understand how their day-to-day efforts to bring new customers on board and retain existing customers (i.e., increase policies in force) can translate into Gainsharing gains and enhance company performance.

In addition, in evaluating the businesses that comprise the Core Business, management monitors and analyzes both the level of new policy acquisition during the year and the rate of renewal on policies written in prior years to better understand each business unit’s overall growth. As a result, in 2008, we adopted two Gainsharing matrices for each business unit, one that focused on the “new” business component and one that focused on the “renewal” business component of the business unit, so that the growth and profitability results could be tracked separately for each of these components and then combined to provide a performance score for the overall business unit. In this way, the 2008 plan, and the performance that it was intended to reward, were aligned with management’s approach to the business.

Each Gainsharing matrix assigns a specific score between 0.0 and 2.0 for different combinations of potential growth and profitability outcomes for the year. As such, a performance score at or near a 1.0 can be achieved under each matrix with a variety of growth/profitability combinations (i.e., if growth slows, a 1.0 may still be achieved if profitability increases and, likewise, a moderate decrease in profitability may be offset by higher growth levels to generate a 1.0 score). Under the standards approved by the Committee for 2008, assuming that we could achieve profitability levels at or better than our companywide goal of a 96 combined ratio or better (an assumption that was reasonable at the beginning of 2008 and is consistent with our recent performance), a Gainshare performance factor of 1.0 for the Core Business as a whole would have required the company to achieve growth (new or renewal) levels in one or more of our main business units that exceeded our internal expectations for the year.

Our internal expectations are developed by management from projections for individual markets and segments in each business unit and, as such, reflect the management’s best estimate for the upcoming year, taking into account each business’s planned initiatives, the competitive environment and other market factors. In this context, the 2008 performance goals were explicitly designed by management and the Committee to motivate and reward strong growth in our operating units, while maintaining our underwriting discipline – a result that was expected to be difficult to achieve at a time when the company’s 2007 performance, conditions in the insurance industry and, more generally, conditions in the economy, made the prospects for such growth uncertain. The next paragraphs discuss our actual performance results for the year.

For all of our named executive officers (other than Mr. Cody), as well as substantially all of our other employees, 2008 bonuses were determined solely by the performance of our Core Business. This Gainsharing calculation resulted in a performance factor of .80 (out of a possible 2.0). The following table presents the overall 2008 growth and profitability data for the businesses that comprised our Core Business. The growth figures in the table below were determined by the percentage change in policies in force at year-end 2008, as compared with the 2007 year-end policy count for that business unit. Profitability was determined by the underwriting performance of the business unit, as measured by the applicable GAAP combined ratio.

Business	GAAP Combined Ratio[1]	Increase (Decrease) in Policies in Force
Agency Auto	95.1	(2)%[2]
Direct Auto	93.9	9%[2]
Special Lines	—	7%
Commercial Auto	94.7	0%

[1]

Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our Special Lines business are not presented separately and, instead, are included in either the Agency or Direct results in the table above, depending on whether the underlying policy is written through agents/brokers or directly by Progressive.

[2]	Includes only Auto policies in force.

From actual performance results for the year, we determined the performance score for each business unit comprising the Core Business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned, and then added the weighted scores to determine the performance factor for the Core Business, as follows:

Business	Weighted Performance Score
Agency Auto	.39
Direct Auto	.37
Special Lines	.04
Commercial Auto	.00

Performance Factor	.80

See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” beginning on page 37, for a more detailed discussion of the Gainsharing matrices and the calculation of performance scores.

As can be seen, our performance in 2008 resulted in a performance factor for our Core Business of .80 out of a possible 2.0. The profitability of our insurance operations remained strong for the year, albeit with increasing combined ratios compared to the prior year. In addition, we achieved relatively strong growth in the Direct Auto business and increased retention rates in both the Direct Auto and Agency Auto businesses for the year. However, new business growth rates lagged the objective goals that would have resulted in a target score of 1.0, as established in early 2008, in our Agency Auto and Commercial Auto businesses, which faced a challenging operating and economic environment during the year. As a consequence, and for the second straight year, our performance failed to achieve combinations of growth and profitability in our main business units that would produce a target 1.0 score for the Core Business as a whole. Most Progressive employees, including the named executive officers (other than Mr. Cody), thus earned a cash bonus equal to approximately 80% of their target bonus amount.

2008 Bonus – Investment Performance.  For William Cody, the head of our investment operations, his performance factor was determined by the performance of our fixed-income investment portfolio on a total-return basis when compared, on a risk-adjusted basis, with a defined benchmark of 125 comparable money management firms. The firms comprising the benchmark managed similar fixed-income portfolios in 2008, as determined by Rogers Casey, the independent third party vendor that collects the information on the benchmark firms. The vendor further collects and provides to us the appropriate total return performance data for the benchmark firms, and this data forms the basis for the calculation of the ranking of our fixed-income portfolio against the benchmark firms. Our equity portfolio is not included in this analysis because this portfolio tracks the Russell 1000 Index and is not actively managed by Mr. Cody’s group.

Under this calculation, a performance score of approximately 1.0 would result (and Mr. Cody would earn a bonus of equal to the score times his target bonus amount), if his group’s investment performance ranked at the 50th percentile of the benchmark money management firms. A maximum score of 2.0 would be earned if performance exceeded the 95th percentile of the benchmark firms, while a minimum score of 0.0 would result if performance was below the 5th percentile. For 2008, the results of our fixed-income portfolio ranked near the bottom 5% when compared with the results of the money management firms included in the benchmark. As a result, for 2008, Mr. Cody was entitled to a cash bonus in the amount of $19,644, based on a performance score of 0.05, but he declined to accept it due to the significant losses in our fixed-income portfolio for the year.

Equity Awards

Restricted Stock Program.  Our executive compensation program includes long-term incentives through an annual grant of restricted stock awards. Under a restricted stock grant, the executive receives an award of Progressive’s common shares, subject to restrictions on vesting and transferability. Annual awards of restricted stock to executive officers are intended to tie the amount of compensation ultimately earned by the executive to our long-term performance and the market value of our common shares.

Each named executive officer receives a restricted stock award on an annual basis. All executive officers receive a time-based restricted stock award that will vest over future time periods, most often in three equal installments in the third, fourth, and fifth years after the grant. The value of these awards is based on a percentage of the individual’s salary at the time of the award, which is determined by the Committee on an annual basis. Time-based restricted stock awards align the interests of executives with our shareholders and serve as a strong retention device, encouraging our senior executives to stay with Progressive until future vesting dates occur.

In addition, our CEO and the executive officers who report directly to him (along with a small group of other senior employees) each receives an annual award of performance-based restricted stock. The number of shares granted to each executive, and the objective performance criteria that govern if and when the performance shares will vest, are approved each year by the Committee at the time the awards are granted and are not thereafter modified. These performance criteria are established with management’s input, based on then-current market conditions and our long-term strategic goals. If the applicable performance conditions are not satisfied within the time frame established by the Committee (typically, 10 years), the awards will be forfeited by the executives. Performance-based awards operate as an incentive for executives to achieve long-term business objectives, thus further aligning the interests of shareholders and our executives, while also supporting retention of critical employees. In addition, these awards increase the “at risk” nature of our executives’ compensation.

Timing of Awards.  We expect that, consistent with our actions in recent years, annual restricted stock awards will be made in March of each year, unless a legal or plan requirement causes us to adopt a change for a specific year. March is considered appropriate for such awards because it follows shortly after annual performance evaluations and salary adjustments for executives and other equity eligible employees, thus providing an administratively convenient time to calculate the awards and communicate them to the recipients. Historically, interim awards have been made to executive officers only at the time of his or her appointment to or promotion within the executive team; any such interim award to an executive officer would require the approval of the Compensation Committee.

Qualified Retirement Rights.  Executive officers, along with other equity award recipients, are eligible for “qualified retirement” treatment (sometimes referred to as the “Rule of 70”) under our equity compensation plans. Under this arrangement, executives who leave their employment with Progressive after age 55 with certain years-of-service requirements, either retain a portion of their outstanding equity awards or have a portion of those outstanding awards vest immediately upon termination. The Rule of 70 provisions are intended to provide a limited benefit for long-tenured employees who retire from Progressive after satisfying the age and service requirements. None of our named executive officers currently satisfies the age and years-of-service requirements to be eligible for qualified retirement treatment. Mr. Renwick, our CEO, will qualify for such treatment in May 2010. For more information about the Rule of 70 benefits, see “Potential Payments Upon Termination or Change in Control” beginning on page 44.

2008 Restricted Stock Awards.  In 2008, two forms of restricted stock awards were granted to executive officers and certain other senior level employees. Time-based restricted stock awards were granted to all named executive officers and 767 other senior level employees; recipients of time-based awards comprise approximately 3% of our entire employee population. The time-based restricted stock awards will vest in three equal annual installments, on January 1 of 2011, 2012 and 2013, subject to the vesting and forfeiture provisions in the applicable plan and grant agreement. In addition, the named executive officers and 34 other senior managers received performance-based restricted stock grants, with the vesting date tied to the achievement of specific business results that are defined by our long-term growth and profitability objectives.

CEO Glenn Renwick received a time-based restricted stock award with a value equal to 500% of his salary and a performance-based restricted stock award equal in value to 500% of his salary. Mr. Renwick’s equity award was proportionally larger than other executives’ awards due to the level of responsibilities inherent in the CEO position and to the substantially below-market level of his base salary. As a result, more of his compensation is at risk and dependent on our operating performance and stock price over the next several years.

The other named executive officers received time-based awards in 2008 with a value equal to 100% of their respective salaries, and performance-based awards with a value of 100% of salary, other than Mr. Cody who received a performance-based award with a value of 110% of salary. Performance-based awards to named executive officers other than the CEO would typically range from 75% to 125% of salary each year, and all 2008 awards were within this range. The amount of the restricted stock awards may vary from year to year based on individual factors and the company’s business needs. The Committee, after considering the recommendations of and discussions with the CEO and the Chief Human Resource Officer, determines the value of each executive’s performance-based award based on factors such as past performance, skills and competencies and expected future contributions. For 2008, the aggregate dollar value (fair value on the date of grant) of equity awards made to the seven named executive officers was approximately $6,045,000 in time-based awards and $6,068,000 in performance-based awards.

Performance-based restricted stock awarded in 2008 will vest only if our insurance subsidiaries generate net premiums earned of $16.5 billion or more over a period of twelve (12) consecutive months while maintaining an average combined ratio of 96 or less over the same period. If we do not satisfy these criteria prior to December 31, 2017, the performance shares will be forfeited. While the profitability target of this standard is within our recent performance experience, the growth target is aggressive. Our net premiums earned for 2008 were approximately $13.6 billion, and the $16.5 billion target thus represents about a 21% increase from that level. It should be noted, however, that as of year-end 2007, shortly before these decisions were made, we had a decrease in year-over-year growth of net premiums earned of approximately 1.7%, and our net premiums earned again decreased by approximately 1.8% in 2008 as compared with 2007. Accordingly, to reach net premiums earned of $16.5 billion by year end 2012 (a five year period from the date of the original award), we must now average annual growth of about 4.9% for 2009-2012. In view of these recent growth levels, therefore, we view this performance target as aggressive.

Comments Regarding 2008 Compensation Decisions

Chief Executive Officer. In the case of Glenn Renwick, our CEO, his salary level has been maintained at $750,000 since February 2002, well below the 50th percentile of $1,222,000 for CEO salaries at comparable companies. Mr. Renwick’s cash bonus (Gainsharing) potential has also remained at the same level since February 2002. The Compensation Committee determined in 2004 that Mr. Renwick should receive, instead of additional cash compensation, a larger proportion of his potential compensation in the form of restricted stock and that his restricted stock awards should be equally weighted between time-based and performance-based shares. The value of his stock awards have remained at the same level since that time. In this way, we are able to keep Mr. Renwick’s overall compensation at a competitive level, while further keeping a very high portion of his potential compensation at risk and dependent on Progressive’s performance, increasing his equity participation and aligning his interests with those of long-term shareholders.

In the Compensation Committee’s view, Mr. Renwick’s performance as CEO clearly justified the continuation of his pay package for 2008 in the same format as prior years. Although he had the potential for above-market pay in the aggregate, the below-market base salary combined with the heavy reliance on performance-based bonus potential ties his total cash compensation to our insurance operating results. Moreover, the proportionately large restricted stock component, and the 50/50 split between time-based and performance-based restricted stock awards, was determined by the Committee to be an appropriate allocation to balance the related goals of encouraging Mr. Renwick’s retention, providing him incentives to drive company performance and maximizing the extent to which his interests will be aligned with the interests of shareholders. If the aggressive performance growth target for the performance-based restricted stock award is not ultimately achieved, Mr. Renwick’s actual total compensation attributable to 2008 will be well below the median compensation for CEO’s at comparable companies. The Committee believes that this program presents a rational and strongly performance-based pay package for an outstanding CEO.

The result of these determinations for 2008 was that, despite his below median salary and bonus potential, Mr. Renwick had the potential to earn compensation that was ranked above the 50th percentile (assuming a cash bonus based on a 1.0 Gainsharing factor) and could approach the 75th percentile of comparable CEO compensation if performance-based compensation were to be maximized – that is, if the cash bonus for 2008 were to be paid based on a 2.0 performance factor and all restricted stock awards ultimately vest. However, notwithstanding the fact that he was entitled to a Gainsharing bonus in the amount of approximately $935,000, Mr. Renwick recommended to the Committee that he be paid no cash bonus for 2008 in view of the significant deterioration in the company’s investment portfolio during the year and the resulting adverse effects on our reported financial results. The Committee accepted his recommendation and, accordingly, no bonus was paid to Mr. Renwick for the year. Without the bonus, Mr. Renwick’s total cash compensation was far below the median level for his comparison group. Moreover, even assuming the full vesting of his restricted stock awards for the year, which will remain at risk for several years, his total compensation will likely still remain below the 50th percentile ranking based on total compensation.

Other Named Executive Officers.  Salaries for our other named executive officers are discussed above at page 23. The addition of variable compensation (i.e., the potential for cash bonuses and the possibility of restricted stock vesting in future years), as explained above, is typically expected to allow our executives the opportunity to earn above average compensation when justified by the company’s performance and our stock price, although the comparison information is only one of a number of factors considered by the Committee in setting compensation each year, including the length of the named executive’s tenure in the specific job, individual performance, expected future contributions, the reliability of the comparison data, our business needs, and the variable nature of significant portions of each executive’s pay package.

Nonetheless, we recognize that such comparison data may be useful to shareholders to provide a context for executive compensation. The following information is accordingly based on the comparison information provided to the Committee at the beginning of 2008 and assumes Gainsharing bonus payments equal to the executive’s target bonus amount (i.e., at a 1.0 Gainsharing factor) and full vesting of all equity awards. Based on those assumptions, three of our other named executive officers (Messrs. Cody, Domeck, and Jarrett) had total potential compensation that would rank below the median level for their respective comparison groups, while the potential compensation for the remaining three (Messrs. Sauerland and Voelker and Mrs. Griffith) would rank above their 50th percentile group, largely due to the impact of their cash bonus and equity award targets. Mr. Sauerland and Mrs. Griffith manage our two largest business groups, our Personal Lines and Claims operations, respectively, and Mr. Voelker is our Chief Information Officer.

It should be noted, however, that Gainsharing bonuses for 2008 were paid based on a .80 score, so each executive’s actual compensation was below the value used in the comparisons above, underscoring the variable nature of the Gainsharing program, which is based on company performance. In addition, the vesting of the restricted stock awards, which is a large component of each executive’s potential compensation, has not occurred and is not guaranteed. Each executive will ultimately receive the time-based awards only if he or she remains with Progressive throughout the applicable vesting periods, and the performance-based awards will vest only if Progressive satisfies the aggressive performance criteria established by the Committee (as described above). In addition, the value to be received by the executive, assuming that vesting does occur, will be dependent on the stock price at that time. Thus, for each named executive officer, a substantial portion of the compensation used to establish his or her potential percentile rank, and the value of those awards, will remain “at risk” for years before it is earned by the executive, and some of the restricted stock in fact may never vest.

Changes for 2009

Our compensation program for 2009 includes a number of changes from prior years. The changes are summarized as follows:

Executive Salaries.  The Committee has determined, based on a recommendation from management, that there will be no raises in base salaries for 2009 for the CEO or each of the other named executive officers. This determination was made based on our overall results for 2008. Except as noted in the following paragraphs, other elements of the 2009 executive compensation program will remain substantially similar to 2008, as described in this report.

Gainsharing Calculations.  For 2009, the Compensation Committee has determined that the bonus calculations for Mr. Renwick and Mr. Domeck, our CEO and the CFO, respectively, should include a component based on the performance of our fixed-income investment portfolio. This change has been made to reflect the CEO’s and CFO’s oversight responsibilities with respect to our investment operations, but was not extended to other senior executives because of their limited involvement with the investment group. Accordingly, although their respective total bonus potential has not increased from 2008 levels (Mr. Renwick’s bonus target remains at 150% of salary and Mr. Domeck’s target remains at 100%), in each case 25% of the performance factor used to determine their cash bonus awards will be determined from the results of the fixed-income portfolio, as further described above, with the remaining 75% being determined by the Core Business. However, the use of the investment component may not result in an increase in the bonus paid over the amount that would have been paid to each of them if their bonus had been calculated solely using the Core Business results. As a result, the use of the investment component can only serve to reduce the bonuses paid, but not increase them.

For our Chief Investment Officer, the Committee has determined that his cash bonus should be determined using a performance factor that is calculated 75% from the fixed-income investment results and 25% from the Core Business (while also not increasing his target bonus amount, which remains at 100% for 2009). In recent years, Mr. Cody’s bonus has been calculated solely from investment results. This change will bring Mr. Cody’s compensation in line with other employees in our investment operations, which reflects both the investment group’s important role in ensuring that we have sufficient capital to support our insurance operations and our view that each employee should receive some benefit based on the results achieved by our insurance operations.

Performance-Based Restricted Stock Targets.  In past years, our performance-based restricted stock has been set to vest if the company satisfies certain goals regarding growth and profitability that are established each year. Outstanding awards will expire if they do not vest after 10 years. Due to the cyclical nature of our industry and our changing view of growth potential, our growth targets have varied significantly from year to year, as shown by the following table:

Year of Restricted Stock Award	Vesting Goal-Growth[1] (Net Premiums Earned) (billions)
2003	$12.0
2004	15.0
2005	17.5
2006	20.0
2007	19.0
2008	16.5

[1]	2003 award vested in July 2004; all other awards are unvested at this time.

For the performance-based restricted stock awards to be made in March 2009, the Committee has decided to change this program and to adopt a relative measure of performance that is based on total direct premiums written (while maintaining a profitability target of a combined ratio of 96 or less over the most recent 12 months, consistent with our awards in prior years). Specifically, the award will vest, if at all, only if the company’s direct premiums written for a three-year period exceeds the growth rate of the market as a whole over that period by a margin that the Committee specifies in advance. We expect to use A.M. Best data, or other reliable market data, to make these calculations. This new program will also include a scaled vesting feature for the participants so that the number of shares vesting will increase as the company’s relative performance versus the industry increases, up to a maximum number of shares established by the Committee for each participant. In the event that the growth goal is satisfied for the three-year period, but the profitability goal is not satisfied when the initial calculations are performed, the award will remain open for a limited time period (for example, for five years from the date of the award) in order to allow the opportunity to satisfy both goals. The Committee and management believe that this relative approach to measuring the company’s growth against the industry’s, as well as the shorter time frames covered by the awards, will lead to a more meaningful performance-based restricted stock program for participants.

OTHER ELEMENTS OF COMPENSATION

Perquisites

We provide limited perquisites to our executives and only do so when the Board or the Compensation Committee determines that such benefits are in the interests of Progressive and our shareholders. We own an aircraft that is used primarily for the CEO’s business travel. At the request of the Board of Directors, the CEO also uses the company aircraft for his personal travel and some of his spouse’s or other guest’s personal travel when they accompany him. Such personal use of the aircraft constitutes a perquisite and is provided to enhance the CEO’s and his family’s personal security and the confidentiality of their travel. During 2008, we incurred approximately $83,802 in incremental costs as a result of Mr. Renwick’s personal use of the aircraft. Such personal trips by the CEO also result in taxable income being imputed to him as required under IRS regulations, and he is responsible to pay the taxes on such income without further contribution (so-called “gross up” payments) from the company. Other executives may occasionally accompany the CEO on personal trips, at the CEO’s discretion.

In addition, the CEO is provided with a company car and driver for his business needs to facilitate his transportation to and among our headquarters and many other local facilities, and to allow him to use that travel time for work purposes. To the extent that the CEO uses the company car for personal matters, including commuting to and from work, he receives a perquisite.

In prior years, our directors, the named executive officers and certain other senior executives, and their spouses or guests, were invited to attend a 2-day strategy session, which included a series of meetings between management and the Board and a regular Board meeting, at an off-site location. Personal travel for the spouses and certain costs for meals and other non-business activities during the retreat would constitute perquisites to the directors and executives who attend. In 2008 and 2009, however, the company did not pay for the expenses of spouses or guests at this event, and accordingly, no such perquisites were provided.

Otherwise, we do not provide perquisites to our executives. Disclosure of the incremental costs of perquisites to Progressive is included in the “All Other Compensation” column of the Summary Compensation Table on page 35.

Deferral Arrangements

The named executive officers and certain other senior-level employees are given the opportunity to defer the receipt of annual cash bonus awards and restricted stock awards under our Executive Deferred Compensation Plan (EDCP). This deferral mechanism operates solely as a vehicle for the executive to delay receipt of bonus income or the vesting of restricted stock awards that he or she otherwise would have earned as of a specific date. We do not contribute additional amounts to an executive’s deferral accounts, either in the year of deferral or in future years. We also do not guarantee a specific investment return to executives who elect to participate in the deferral plan.

Deferred amounts are deemed to be invested in specific investments selected by the executive, including an option to invest in Progressive shares (subject to limitations included in the deferral plan), except that deferrals of restricted stock awards made in or after March 2005 are required to be invested in Progressive shares throughout the deferral period. The value of each executive’s deferred account thus varies based on the executive’s investment choices and market factors; these deferred amounts are at risk and may decrease in value if the investments selected by the executive do not perform well during the deferral period. Additional details concerning this plan, including the named executive officers’ respective holdings in the plan, can be found under the “Nonqualified Deferred Compensation” table and related disclosures, beginning on page 42 of this report.

The EDCP is made available to executives in order to keep our executive compensation program competitive, and to allow executives to manage their receipt of compensation to better fit their life circumstances and to manage their tax obligations. Moreover, the plan allows the executive to arrange for a portion of his or her income to be paid in post-employment years, which can be important because we do not offer a pension plan or supplemental retirement benefits to executives. Finally, to the extent that the top executives elect to defer time-based restricted stock until after they leave Progressive, this program is advantageous to the company to the extent that we otherwise might have lost a tax deduction upon the vesting of those shares under Internal Revenue Code §162(m) (see related discussion under “Section 162(m) of the Internal Revenue Code” below).

Retirement

Executives are eligible to participate in our retirement security program (401(k) plan) on the same terms and conditions as are available to all other regular employees, subject to limitations under applicable law. We do not provide other post-retirement payments or benefits to executives, such as a pension program or supplemental executive retirement plan, other than the following:

•

As discussed in the preceding section, executives who choose to participate in our deferral program may be entitled to receive post-employment payments of sums that he or she had previously earned (as increased or decreased by investment results), if he or she elected to receive such payments after leaving Progressive.

•

An executive who, at retirement, is 55 years of age or older and satisfies certain years-of-service requirements may be eligible to receive 50% of his or her unvested time-based restricted stock awards and to retain rights under certain unvested performance-based restricted stock awards (subject to the satisfaction of the applicable performance criteria) and all of his or her vested stock option awards. These rights are described in greater detail below under “Potential Payments Upon Termination or Change in Control,” beginning on page 44.

Severance and Change-in-Control Arrangements

Severance and change-in-control arrangements are intended to provide compensation and a fair financial transition for an executive when an adverse change in his or her employment situation is required due to our company needs or results from certain unexpected corporate events, and to recognize past contributions by such executives who are typically long-tenured employees. These arrangements allow the executive to focus on performance, and not his or her personal financial situation, in the face of uncertain or difficult times or events beyond his or her control. Each of these programs is discussed in more detail here and under “Potential Payments upon Termination or Change in Control” beginning on page 44.

Severance.  Our executive separation allowance plan is designed to provide executives with well-defined financial payments if the executive’s employment is terminated for any reason other than resignation (including retirement), death, disability, leave of absence or discharge for cause, if certain conditions are satisfied. For our senior executives, including the named executive officers, the severance payment would equal three years of the executive’s base salary only (i.e., excluding cash bonuses and equity awards) at the time of termination, plus medical, dental and vision benefits for up to 18 months at regular employee costs. This same level of benefits is payable to the named executives upon any qualifying separation from Progressive, whether in a change-in-control situation or otherwise.

We believe that this level of severance payment (equal to three times the executive’s base salary), whether or not triggered by a change in control, is reasonable based on available market data. The severance payments do not take into account the value of cash bonuses or equity-based awards in determining the executive’s severance payment, which substantially limits the amount of the severance payment when compared with severance plans offered by many other companies. In addition, an executive who qualifies for a severance payment under this plan does not receive accelerated vesting of equity awards (although, in a change-in-control scenario, those awards may vest separately under the terms of our equity incentive plans, as discussed immediately below). Finally, the executive will receive no tax “gross-up” payment to compensate him or her for any taxes which he or she may be required to pay in connection with such payment. Management and the Committee accordingly believe that such severance rights provide executives with a fair, but not excessive, financial transition when an executive is asked to leave the company.

The dollar values of benefits payable to executives upon a qualifying termination under our severance plan are summarized below under “Potential Payments upon Termination or Change in Control,” beginning on page 44.

Change in Control Benefits under Equity Plans.  Benefits are also provided to named executive officers and other recipients of equity awards under our equity plans upon the occurrence of a “Change in Control” or a “Potential Change in Control,” as defined in those plans (collectively, a “Change in Control”). The Board of Directors has the authority under the plans to “override” the Change in Control benefits, in an appropriate case, if the Board gives its prior approval to a transaction that would have otherwise triggered the benefits to be paid. If the Board’s prior approval is not obtained, our equity plans provide for the immediate vesting of, and the immediate payment of the cash value of, the outstanding equity awards upon the occurrence of one of the specified triggering events. These provisions apply to both outstanding stock options (all of which are currently vested) and unvested restricted stock awards. Details concerning these provisions, including the definitions of “Change in Control” and “Potential Change in Control,” are provided beginning on page 45 under “Change in Control Provisions under Equity Plans.”

For restricted stock awards made in March 2007 or thereafter, the Board of Directors has modified our 2003 Incentive Plan (our only equity plan under which awards may currently be made to executives and other eligible employees) to remove from the definition of “Potential Change in Control” the approval by shareholders of an agreement that would give rise to a Change in Control. This change was viewed as appropriate by the Board and management for future awards to avoid a potential scenario in which rights are triggered under the plan, cash payouts are made as required, but the underlying transaction is not consummated as anticipated for some reason. This change was made on a going-forward basis only, and it does not affect rights under outstanding awards, which accrued under the plan before the change was made.

These Change in Control provisions have been included in our equity incentive plans since at least 1989. We believe that these provisions are similar to the change-in-control provisions included by many public companies in their equity plans. The provisions of our plans are designed to be triggered when a transaction occurs or is in process, without the prior approval of our Board of Directors that would be expected to result in an actual or effective change in control of the company. The Change in Control benefits would be paid upon the occurrence of a triggering event, even if an executive’s employment with the company (or a successor company) is not terminated or threatened.

Any such change, or the impending prospect of such a change, would likely result in a significant alteration of, or at a minimum, cause tremendous uncertainty regarding, the employment situations of the most senior executives in the company. The loss of executive talent at such a critical juncture could be problematic for the company and its shareholders. By removing the additional uncertainty regarding outstanding equity plan benefits, these provisions are designed to enhance retention of executives and keep them focused on their business responsibilities in the face of such uncertain corporate events. Moreover, this process would also reduce executives’ legitimate concerns that, after the Change in Control, they could be subject to adverse employment actions, such as possible job loss, reduction in responsibilities, relocation or other actions intended to induce the executive to resign and forego benefits under the equity plans. While some of these adverse actions might be readily identifiable, such as a significant decrease in compensation or change in responsibilities, others might be more subtle and difficult to establish, such as exclusion from management meetings and policy decision-making. For these reasons, we believe that Change in Control benefits triggered by the change-in-control event, without requiring prior job loss, is appropriate. If a new controlling person desires to retain the services of one or more executives, it would be free to attempt to negotiate appropriate terms and conditions for their continuing employment.

Finally, it should be noted that although these provisions can operate automatically in a situation where the Change in Control is undertaken unilaterally, the Change in Control benefits may be withdrawn by the Board of Directors, in an appropriate case, if the persons seeking to acquire control of the company were to first come to the Board and negotiate to obtain the Board’s consent to the triggering transaction. In this way, the plan provisions are further intended to foster a consensual process and a more orderly change in control, if such consent is requested and the transaction is approved. The Board believes such a process would benefit our shareholders, customers, employees, and other interested parties.

The dollar values of benefits payable to the named executive officers upon a change in control under our equity plans are summarized below under “Potential Payments upon Termination or Change in Control,” on page 44.

Death or Disability

Upon the death or permanent disability of one of our named executive officers, the officer (or his or her estate) will retain rights to any outstanding restricted stock awards that vest during the ensuing 12 months, whether they are time-based or performance-based awards, and all other restricted stock awards are forfeited. This benefit is available to all participants in our equity incentive plans. If the executive had elected to defer bonuses or restricted stock awards, he or she (or the estate) would also be entitled to receive distributions of those amounts in accordance with the executive’s prior elections and the terms of the deferral plan. The executive (or upon death, his or her dependents) could also be entitled to receive certain health and welfare benefits as prescribed for all employees by Federal COBRA laws. No other post-employment payments would be made to the executives or his or her estate under these circumstances.

Health and Welfare Benefits

Named executive officers are also eligible to participate in our health and welfare plans, including medical and dental benefits, a 401(k) savings plan (with matching contributions by the company up to a specified annual limit), a limited life insurance benefit (with the ability to purchase additional coverage without company contribution), among other benefits. These plans are available on the same basis to all of our regular employees who satisfy minimum eligibility requirements.

RELATED CONSIDERATIONS

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits to $1 million per year (“Deduction Limit”) the deduction allowed for Federal income tax purposes for compensation paid to the chief executive officer and the three other most highly compensated executives of a public company other than the chief financial officer (“Covered Executives”). This Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

Our policy is to structure incentive compensation programs for Covered Executives to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit, and, thus, to preserve the deductibility of compensation paid to Covered Executives, to the extent practicable. Accordingly, our stock option, restricted stock, and cash bonus programs for our executives have been approved by shareholders and are implemented by the Compensation Committee in compliance with the requirements of Section 162(m). Several elements of our compensation program, however, constitute income that is not considered “performance-based,” including: base salary; the income recognized upon the vesting of time-based restricted stock awards (unless deferred by the executive); income arising from perquisites; dividends paid on unvested restricted shares; and certain distributions made to a Covered Executive under our executive deferral plan.

If the total of any Covered Executive’s compensation that does not satisfy the “performance-based compensation” exception exceeds $1 million in any year, Progressive will not be entitled to deduct the amount that exceeds $1 million. Progressive and the Committee will continue to monitor the actual tax impact of such compensation strategies each year and consider such impact in making compensation decisions. We will not necessarily discontinue a compensation plan, however, that has a potential negative tax impact under Section 162(m). If we believe that the program in question (e.g., the use of time-based restricted stock) is appropriate and in the interest of shareholders, we will continue to use that type of compensation even though there are potential tax disadvantages to Progressive.

In 2008, the non-performance-based compensation earned by each of the Covered Executives was less than $1 million, except for our CEO, Mr. Renwick, who exceeded the Deduction Limit by approximately $70,000. His total non-performance-based compensation was principally comprised of his salary for the year, the amount of dividends paid on restricted stock awards and scheduled payments from his deferral account arising from cash bonuses that were deferred in 1995 and 1996. For 2009, we currently do not expect any of our named executive officers to exceed the $1 million Deduction Limit.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code sets forth requirements for non-qualified deferred compensation arrangements. These requirements apply to deferrals of compensation earned or vested after 2004. If deferrals do not comply with the requirements, the amount deferred is immediately includable in taxable income, subject to an additional 20% tax and interest.

Section 409A generally requires that elections to defer compensation must be made no later than the end of the year preceding the year the compensation is earned. Distributions of deferred compensation may be made only upon certain specified events, including death, disability, separation from service, unforeseeable emergency, change in control of the employer and expiration of a fixed deferral period. Section 409A also includes provisions restricting a deferred compensation plan participant’s ability to accelerate, delay, or change the form of a scheduled distribution of deferred compensation.

Compensation arrangements that meet certain conditions may qualify for an exemption from Section 409A requirements. For example, an arrangement is exempt from Section 409A if it requires all payments to be made to a participant no later than 2-1/2 months following the end of the year in which the right to the payments was earned and vested. In addition, the arrangement will qualify for exemption if payments under the arrangement do not exceed certain limits and are payable no later than the end of the second year following the year the participant involuntarily separates from service.

All of our compensation plans, programs, and arrangements either qualify for exemption from Section 409A or have been amended to comply with Section 409A requirements. During 2007, we modified our executive deferred compensation plan and our director deferral plans so that all deferrals of compensation earned or vested after 2004 satisfy Section 409A, and to implement certain features permitted by the regulations with respect to such deferrals. Prior to the effectiveness of these amendments, we had operated our deferral plans in good faith compliance with Section 409A as to all deferrals made after 2004.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Compensation Committee (the “Committee”) of the Board of Directors of The Progressive Corporation (“Progressive”) has reviewed and discussed with Progressive’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in Progressive’s Proxy Statement for 2009, and incorporated by reference into Progressive’s Annual Report on Form 10-K for the year ended December 31, 2008.

COMPENSATION COMMITTEE

Bradley T. Sheares, Ph.D., Chairman

Roger N. Farah

Norman S. Matthews

EXECUTIVE COMPENSATION

The following information is set forth with respect to the total compensation of our named executive officers (NEO) for 2008, who include each person who served as the Chief Executive Officer (CEO) or the Chief Financial Officer (CFO) during the year, our three other most highly compensated executive officers at year end and two other significant business leaders, who are also executive officers. The titles set forth below reflect positions held at December 31, 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)		All Other Compensation[5] ($)	Total ($)
Glenn M. Renwick	2008	$778,846	$4,974,429	$—	$—	[6]	$101,133	$5,854,408
President and Chief	2007	750,000	3,309,221	—	832,500		102,400	4,994,121
Executive Officer	2006	750,000	3,144,318	132,052	1,327,500		81,009	5,434,879

Brian C. Domeck	2008	$387,692	$356,243	$—	$310,154		$11,862	$1,065,951
Vice President and	2007	317,693	229,395	—	235,092		11,625	793,805
Chief Financial Officer	2006	259,655	126,691	6,288	216,095		10,660	619,389

Charles E. Jarrett	2008	$424,038	$484,939	$—	$339,231		$8,940	$1,257,148
Vice President, Secretary and	2007	393,269	332,225	—	291,019		8,700	1,025,213
Chief Legal Officer	2006	378,269	318,337	19,083	446,358		8,484	1,170,531

Susan Patricia Griffith	2008	$389,135	$483,133	$—	$311,308		$12,052	$1,195,628
Claims Group President	2007	347,693	401,026	—	257,293		10,650	1,016,662
	2006	328,269	349,607	3,986	387,358		10,368	1,079,588

Raymond M. Voelker	2008	$377,307	$479,304	$—	$301,846		$12,000	$1,170,457
Chief Information Officer	2007	347,692	400,972	—	268,071		11,625	1,028,360
	2006	328,269	352,715	16,143	398,190		11,310	1,106,627

John P. Sauerland	2008	$392,885	$355,980	$—	$314,308		$10,980	$1,074,153
Personal Lines Group President	2007	328,942	227,739	—	305,916		10,650	873,247
	2006	273,754	133,872	5,983	261,654		10,368	685,631

William M. Cody	2008	$392,884	$452,215	$—	$—	[6]	$9,960	$855,059
Chief Investment Officer	2007	363,269	305,257	—	—		9,675	678,201
	2006	347,115	283,379	7,627	694,230		8,703	1,341,054

[1]

Progressive pays employees on a bi-weekly basis, in an amount for salaried employees equal to 1/26th of his or her then-current annual salary rate. Typically, employees receive 26 paychecks in a calendar year. Every 10 to 11 years, however, the bi-weekly payment schedule results in an additional paycheck for each employee, including our named executive officers, as was the case in 2008. Accordingly, 2008 salary figures in the table above include an additional paycheck for each NEO, which resulted in an increase in their respective 2008 salaries of approximately 3.8% (or 1/26) above what would have been earned in a typical 26-paycheck year. The additional paycheck will not be paid in 2009, as we return to a 26 paycheck schedule.

[2]

Represents expense recognized with respect to restricted stock awards granted from 2003 through 2008, in accordance with Statement of Financial Accounting Standards 123 (revised 2004) (SFAS 123(R)), “Share-Based Payment.” For awards granted in 2008, see the “Grants of Plan-Based Awards” table below.

Messrs. Renwick, Jarrett, and Cody, elected to defer the receipt of their 2003 and 2004 restricted stock awards pursuant to The Progressive Corporation Executive Deferred Compensation Plan (“EDCP”), under which such awards are accounted for as liability awards during the period prior to vesting. Under liability award accounting, the amount expensed reflects the fluctuations in the market price during the year, which results in a reduction in expense in years in which the stock price declines, such as in 2006, 2007, and 2008.

See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a description of the timing and vesting terms of the 2008 restricted stock awards. Also see the “Compensation Discussion and Analysis” beginning on page 20 of this report, as well as Note 9 –Employee Benefit Plans in Progressive’s 2008 Annual Report to Shareholders included as an appendix to this Proxy Statement, for further discussion of the restricted stock awards and our recognition of expense relating to such awards.

[3]

Represents expense recognized in accordance with SFAS 123(R) for nonqualified stock option awards granted in 2002. In 2003, we began granting restricted stock awards in lieu of stock options. All remaining stock options vested January 1, 2007. Unless there is a modification to the unexercised stock option awards, we will not incur any additional expense relating to currently outstanding stock options in years subsequent to 2006.

[4]

2008 and 2007 amounts were earned under The Progressive Corporation 2007 Executive Bonus Plan (the “2007 Executive Plan”) for all NEOs. In 2006, the awards were earned under The Progressive Corporation 2004 Executive Bonus Plan (the “2004 Executive Plan”) for Mr. Renwick; The Progressive Corporation 2006 Gainsharing Plan (“2006 Gainsharing Plan”) for Messrs. Domeck, Jarrett, Voelker, Sauerland and Mrs. Griffith; and the 2006 Progressive Capital Management Bonus Plan (“PCM Plan”) for Mr. Cody. Payments under the 2007 Executive Plan, the 2004 Executive Plan and the PCM Plan were made entirely in the year after the bonus amounts were earned (i.e., amounts earned for 2008 were paid in 2009). For the 2006 Gainsharing Plan, 75% of an estimated amount of the award was paid in the year earned and the balance was paid in the next year. Amounts reported include, if any, non-equity incentive plan compensation to be deferred in 2009, under the EDCP. Further discussion of these plans is included in our “Compensation Discussion and Analysis” beginning on page 20.

[5]	All Other Compensation is comprised of the following:

Name	Employer Contributions[a]	Anniversary Awards[b]	Perquisites[c]		Total All Other Compensation
Glenn M. Renwick	$12,000	$—	$89,133	[d]	$101,133
Brian C. Domeck	11,862	—	—		11,862
Charles E. Jarrett	8,940	—	—		8,940
Susan Patricia Griffith	11,731	321	—		12,052
Raymond M. Voelker	12,000	—	—		12,000
John P. Sauerland	10,980	—	—		10,980
William M. Cody	9,960	—	—		9,960

[a]

Represents employer contributions made during 2008 under our Retirement Security Program. Amounts contributed vary based on level of employee contribution and years of service, with a maximum annual employer contribution of $12,000.

[b]	Represents service anniversary awards paid to all employees upon every five-year anniversary of employment with Progressive.

[c]	For further information on the limited perquisites we offered to our named executive officers, see the “Perquisites” discussion in “Compensation and Discussion Analysis” on page 30.

[d]

Includes $83,802 in incremental costs for his personal use of our company airplane. We calculate incremental costs to include the cost of fuel and oil per flight; trip related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the airplane is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the depreciation of the airplane, and the cost of maintenance not related to personal trips. In addition, the perquisite amount includes the incremental costs attributable to Mr. Renwick’s personal use of a company car, which is primarily limited to commuting to and from work.

[6]

Mr. Renwick and Mr. Cody each voluntarily declined to accept his 2008 bonus earned under the 2007 Executive Bonus Plan due to the significant deterioration in our investment portfolio during the year and the resulting adverse effects on our reported financial results.

Grants of Plan-Based Awards

The following table summarizes awards that were eligible to be earned during 2008 under the 2007 Executive Bonus Plan, as well as restricted stock awarded in 2008 under the 2003 Incentive Plan, including both time-based and performance-based awards (equity incentive plan awards).

GRANTS OF PLAN-BASED AWARDS IN 2008

					Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)		Grant Date Fair Value of Stock Awards[2] ($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Glenn M. Renwick	N/A	$0	$1,168,269	$2,336,538
	3/13/2008				236,745	[3]	$3,750,041
	3/13/2008				236,740	[4]	3,749,962
Brian C. Domeck	N/A	$0	$387,692	$775,384
	3/13/2008				23,991	[3]	$380,017
	3/13/2008				23,990	[4]	380,002
Charles E. Jarrett	N/A	$0	$424,038	$848,076
	3/13/2008				25,884	[3]	$410,003
	3/13/2008				25,885	[4]	410,018
Susan Patricia Griffith	N/A	$0	$389,135	$778,270
	3/13/2008				23,043	[3]	$365,001
	3/13/2008 7/17/2008				23,045 783	[4] [3]	365,033 15,010	[5]
Raymond M. Voelker	N/A	$0	$377,307	$754,614
	3/13/2008				23,043	[3]	$365,001
	3/13/2008				23,045	[4]	365,033
John P. Sauerland	N/A	$0	$392,885	$785,770
	3/13/2008				23,991	[3]	$380,017
	3/13/2008				23,990	[4]	380,002
William M. Cody	N/A	$0	$392,884	$785,768
	3/13/2008				23,991	[3]	$380,017
	3/13/2008				26,390	[4]	418,018

N/A = Grant Date is not applicable to non-equity incentive plan awards.

[1]

Non-equity incentive plan awards were earned in 2008 under the 2007 Executive Bonus Plan for all executives. The actual amount of non-equity incentive plan compensation earned by the named executive officers during 2008 is included in the Summary Compensation Table on page 35. Further description of these plans is provided in the “Compensation Discussion and Analysis” beginning on page 20 of this report and the accompanying narrative disclosure.

[2]	Awards are valued at the closing price on the date of grant, March 13, 2008, of $15.84, except as noted.

[3]	Represents the number of shares covered by time-based restricted stock awards.

[4]	Represents the number of shares covered by performance-based restricted stock awards.

[5]	Time-based restricted stock award valued at the closing price on the date of grant, July 17, 2008, of $19.17.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements.  As of December 31, 2008, none of the named executive officers had employment agreements with Progressive.

Summary Compensation Comments.  In total, salary and non-equity incentive plan compensation comprised approximately 46% to 66% of total compensation for the named executive officers other than Mr. Renwick. Mr. Renwick’s salary and non-equity incentive compensation comprised 13% of his total compensation for the year. For additional discussion of our compensation policies and plans, as well as compensation decisions for named executive officers for 2008 see the “Compensation Discussion and Analysis” beginning on page 20 of this report.

Non-Equity Incentive Compensation.  Non-equity incentive compensation for the named executive officers is available under the company’s 2007 Executive Bonus Plan and is determined using the following formula:

Paid Salary	X	Target Percentage	X	Performance Factor	=	Annual Bonus

For each executive, the salary and the target percentage (as a percent of salary) are established by the Compensation Committee on an annual basis during the first quarter of the year. When the participant’s paid salary for the year is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” or “target bonus amount” for the year. For 2008, Mr. Renwick’s target percentage for non-equity incentive compensation was 150% of salary and for Messrs. Domeck, Jarrett, Voelker, Sauerland, Cody, and Mrs. Griffith the target percentage was 100% of salary.

Under the 2007 Executive Bonus Plan, the performance factor is determined for all named executive officers after the end of each year based on actual operating performance for that year, when compared to objective criteria previously established by the Compensation Committee. The performance factor can range from 0.0 to 2.0 each year, depending on the extent to which Progressive and/or assigned business unit results meet, exceed, or fall short of the objective performance goals established by the Committee. As a result, each participant can earn an annual cash bonus of between 0.0 and 2.0 times his or her target bonus amount with the amount equal to 2.0 times an executive’s target bonus thus being the executive’s maximum potential bonus. The executive’s annual cash bonus would equal the target bonus amount if the applicable performance factor equals a 1.0 for the year. Each executive must be employed on November 30th of the plan year to be eligible to receive the bonus for that year. Bonuses are paid in early February in the ensuing year, after the appropriate approvals and certifications are received from the Compensation Committee of the Board of Directors.

For 2008, each of the named executive officers (other than Mr. Cody) earned his or her bonus solely under performance criteria designed to evaluate the growth and profitability of our core insurance businesses, excluding our investment results (the “Core Business”). Mr. Cody’s bonus was calculated using an investment performance calculation discussed below. The Core Business was defined to include the Agency Auto business, the Direct Auto business, the Special Lines business and Commercial Auto business. The performance factor for the Core Business for 2008 was calculated as follows:

•

Two separate “Gainsharing matrices” were established by the Committee for each business unit in the first quarter of 2008. Each matrix assigned a performance score between 0.0 and 2.0 to various combinations of growth and profitability for the applicable portion of the business unit. One matrix was based on the number of new insurance policies written during the year, as compared with the prior year (the “new” matrix for the applicable business unit), and the other was based on the retention rate for policies in existence at the beginning of the year (the “renewal” matrix for the business unit). In each case, profitability was measured by the calendar year combined ratio determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

•

Actual growth and profitability performance results for the new and renewal components of each business unit were determined after year end and then compared to the appropriate matrix to produce a performance score for that portion of the business unit. The results derived from each set of new and renewal matrices were combined based on a formula pre-established by the Committee to calculate the overall score for the applicable business unit.

•

The performance scores achieved by each of the business units were weighted, based on the percentage of net premiums earned in the respective business unit during the year as compared to the Core Business as a whole.

•	The weighted scores for the business units were then added together to produce a performance factor for the Core Business as a whole.

In 2008, the performance factor for the Core Business determined according to these criteria was .80, which was used to calculate the annual bonus for Messrs. Domeck, Jarrett, Voelker, Sauerland and Mrs. Griffith. Although, Mr. Renwick was entitled to a bonus for 2008 that was calculated on the same basis, he declined to accept any bonus for 2008.

For Mr. Cody, the Chief Investment Officer, his performance factor was determined under the 2007 Executive Bonus Plan using an investment performance calculation. Under this calculation, Mr. Cody’s performance factor was determined by the performance of the company’s fixed-income investment portfolio when compared, on a risk-adjusted basis, with a defined benchmark of 125 comparable money management firms. The firms comprising the benchmark managed comparable fixed-income portfolios in 2008, as determined by an independent third-party vendor. The vendor collected and provided to us the appropriate performance data for the benchmark firms, and this data formed the basis for the calculation of the ranking of our fixed-income portfolio against the benchmark firms. Our equity portfolio is not included in this analysis because this portfolio tracks the Russell 1000 Index and is not actively managed by Mr. Cody’s group.

Under this investment performance calculation, a performance score of approximately 1.0 would result (and Mr. Cody would earn a bonus equal to such score times his target bonus amount), if his group’s investment performance ranked at the 50th percentile of the benchmark money management firms. A maximum score of 2.0 would be earned if performance exceeded the 95th percentile of the benchmark firms, while a minimum score of 0.0 would result if performance was below the 5th percentile. For 2008, the investment component generated a performance factor of .05 under the 2007 Executive Bonus Plan. However, Mr. Cody declined to accept any bonus for 2008.

Recoupment Rights.  Under the 2007 Executive Bonus Plan, bonuses paid to executives will be subject to recoupment by Progressive if operating or financial results that are used in the bonus calculation are later restated. If an executive engages in fraud or other misconduct leading to the restatement, he or she would be required to repay the entire bonus paid for the year(s) in question, plus interest and the costs of collection, and there is no time limit on our ability to recover such amounts other than limits imposed by law. In addition, we would have the right to require repayment from an executive who did not engage in misconduct, but nonetheless received a bonus that was artificially high due to the use of incorrect financial results, but only to the extent that the potential recovery would exceed the lesser of 5% of the bonus paid or $20,000 and the restatement occurs within three years after the bonus is paid. Plans covering bonuses paid to executives in prior years do not include such a provision, however, and our ability to recoup any bonuses paid under the prior plans if such a restatement were to occur would depend on the availability of general legal and equitable remedies under state or federal law.

Equity Incentive Plan Awards.  In 2008, all of the equity incentive plan awards were granted pursuant to the 2003 Incentive Plan. We granted both time-based and performance-based restricted stock awards to the named executive officers. All restricted stock awards for 2008 have voting rights equivalent to those of our common shareholders. Restricted stock awards made in March 2007 and thereafter will not entitle the holder to receive dividend payments at the time those payments are made to other common shareholders. Instead, the dividend payments will be retained by the company and will be paid to the named executive officers (and other recipients), with interest, only if and when the restricted shares vest. Awards made prior to March 2007 have dividend and voting rights equivalent to those of our other outstanding common shares.

In 2008, we granted time-based restricted stock awards to the named executive officers, based on a percentage of the individual’s salary at the time of grant, as determined by the Compensation Committee. The time-based awards will vest in three equal installments in the third, fourth, and fifth years after the date of grant (i.e., January 1, 2011, 2012, and 2013 for awards granted in 2008).

We also granted performance-based restricted stock awards to the named executive officers in 2008. The value of the performance-based awards was determined by the Compensation Committee, also based on a percentage of the individual’s annual salary. The performance-based awards will vest upon the satisfaction of objective performance criteria. For 2008 awards, vesting will occur only if Progressive’s insurance subsidiaries generate net premiums earned of $16.5 billion or more over a period of 12 consecutive months, while maintaining an average combined ratio of 96 or less over the same period. If the objectives are not achieved by December 31, 2017, the awards will be forfeited.

All restricted stock awards are made subject to accelerated vesting pursuant to the “qualified retirement” (also known as “the Rule of 70”) and “change in control” provisions in the 2003 Incentive Plan. See discussion beginning on page 45 for further discussion of these plan provisions.

Under our 2003 Incentive Plan, as amended, performance-based restricted stock awards made in or after March 2008 will be subject to recoupment by Progressive in the event of a financial restatement of the operating or financial results which caused those performance-based shares to vest, in certain circumstances. An executive who engages in fraud or other misconduct leading to the restatement would be required to repay all such shares or an equivalent dollar amount, at our election, plus interest and the costs of collection, and there would be no time limit on our ability to recover those amounts other than limits imposed by law. In addition, we would have the right to require repayment from an executive who does not engage in misconduct, but nonetheless has his or her shares vest due to the use of incorrect financial results, but without interest and only if the restatement occurs within three years after the vesting date. Equity awards made prior to March 2008 are not subject to this plan amendment, and our ability to recoup any such awards that vest under similar circumstances would depend on the availability of general legal and equitable remedies under state or federal law.

Further discussion of our compensation strategy and plans can be found in the “Compensation Discussion and Analysis” beginning on page 20.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock option awards exercisable and outstanding under the 1995 Incentive Plan, as well as the unvested restricted stock awards outstanding under the 2003 Incentive Plan. The value of the stock awards is calculated using $14.81 per share, the closing price of Progressive shares on the last business day of 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards[1]			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Glenn M. Renwick	653,029 712,123 597,385	4.38 6.99 11.86	12/31/2009 12/31/2010 12/31/2011	727,328 901,575	[2] [3]	$10,771,728 13,352,326

Brian C. Domeck	33,329 41,986 21,677	4.38 6.99 11.86	12/31/2009 12/31/2010 12/31/2011	52,393 47,155	[2] [3]	775,940 698,366

Charles E. Jarrett	52,140 139,905 97,893	7.22 6.99 11.86	12/31/2009 12/31/2010 12/31/2011	75,407 91,025	[2] [3]	1,116,778 1,348,080

Susan Patricia Griffith	13,433 4,306 13,354 7,981 15,698	4.38 5.05 6.99 11.86 13.12	12/31/2009 12/31/2009 12/31/2010 12/31/2011 12/31/2011	66,879 79,960	[2] [3]	990,478 1,184,208

Raymond M. Voelker	—	—	—	66,256 78,640	[2] [3]	981,251 1,164,658

John P. Sauerland	45,595 10,509 42,500 25,786	4.38 5.05 6.99 11.86	12/31/2009 12/31/2009 12/31/2010 12/31/2011	52,185 48,135	[2] [3]	772,860 712,879

William M. Cody	45,120 35,164 2,568 27,288	4.38 6.99 9.86 11.86	12/31/2009 12/31/2010 12/31/2010 12/31/2011	68,970 85,240	[2] [3]	1,021,446 1,262,404

[1]	All awards are vested and became exercisable on or before January 1, 2007. We stopped issuing stock option awards after December 31, 2002.

[2]	Represents time-based restricted stock awards. Following are the applicable vesting dates for those awards:

Name	1/1/2009	1/1/2010	1/1/2011	1/1/2012	1/1/2013	Total
Glenn M. Renwick	162,064	162,197	185,684	138,468	78,915	727,328
Brian C. Domeck	6,212	9,450	15,655	13,079	7,997	52,393
Charles E. Jarrett	15,732	16,457	19,689	14,901	8,628	75,407
Susan Patricia Griffith	13,408	14,371	17,657	13,501	7,942	66,879
Raymond M. Voelker	13,568	14,371	17,396	13,240	7,681	66,256
John P. Sauerland	6,072	9,394	15,643	13,079	7,997	52,185
William M. Cody	13,968	15,009	18,202	13,794	7,997	68,970

[3]

Represents performance-based restricted stock awards. Performance-based restricted stock awards vest upon Progressive’s insurance subsidiaries achieving both a minimum level of net premiums earned (NPE) and a predetermined combined ratio (CR) over the same period of 12 consecutive months. Following are the performance criteria that must be achieved to enable the performance-based restricted stock awards to vest for the year of grant indicated:

	Target
Grant year	NPE (in billions)	CR	Expiration Date
2004	$15.0	97	12/31/2013
2005	17.5	96	12/31/2014
2006	20.0	96	12/31/2015
2007	19.0	96	12/31/2016
2008	16.5	96	12/31/2017

If these objectives are not achieved prior to the applicable expiration date, the award will be forfeited.

The number of performance-based restricted shares awarded to each of the named executive officers for such years are as follows:

	Grant year
Name	2004	2005	2006	2007	2008	Total
Glenn M. Renwick	178,260	166,280	141,640	178,655	236,740	901,575
Brian C. Domeck	2,760	2,800	2,360	15,245	23,990	47,155
Charles E. Jarrett	15,780	16,180	14,360	18,820	25,885	91,025
Susan Patricia Griffith	13,820	13,960	12,460	16,675	23,045	79,960
Raymond M. Voelker	13,820	13,260	11,840	16,675	23,045	78,640
John P. Sauerland	2,960	3,100	2,840	15,245	23,990	48,135
William M. Cody	13,820	14,420	13,220	17,390	26,390	85,240

Option Exercises and Stock Vested

The following table summarizes the exercise of stock options and the vesting of restricted stock awards during 2008. The stock options were exercised at various dates during the year, while all of the restricted stock awards vested on January 1, 2008, at a price of $19.08 per common share.

OPTION EXERCISES AND STOCK VESTED DURING 2008

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Glenn M. Renwick	147,505	$579,400	160,616	[1]	$3,064,553
Brian C. Domeck	—	—	5,928		113,106
Charles E. Jarrett	—	—	17,864	[1]	340,845
Susan Patricia Griffith	5,268	53,407	14,848		283,300
Raymond M. Voelker	43,817	346,649	15,312		292,153
John P. Sauerland	4,804	12,721	5,676		108,298
William M. Cody	14,487	44,516	15,360	[1]	293,069

[1]

Represents restricted stock awards that were deferred in their entirety pursuant to the EDCP, as further detailed in the tables below. These deferred awards are deemed invested in one or more investment funds, including Progressive’s common shares, as recommended by the NEO, and are eligible to be transferred among the funds in the EDCP, except that deferrals of restricted stock awarded in 2005 or thereafter are automatically deemed invested in Progressive common shares and are not eligible to be transferred to other investments. Distribution of these deferred awards will be made in cash, based on the election of the participant, except that distributions attributable to restricted stock awards made in or after 2005 will be made in Progressive common shares. The deferred amounts are included in the Nonqualified Deferred Compensation table below.

Name	Grant Year	Deferred shares	Deferral Period	Distribution method
Glenn M. Renwick	2003 2004 2005	45,768 59,420 55,428	(a) (a) (a)	Lump sum Lump sum 10 annual installments

Charles E. Jarrett	2003 2004 2005	6,920 5,548 5,396	(a) (a) (a)	10 annual installments 10 annual installments Lump sum

William M. Cody	2003 2004 2005	5,800 4,756 4,804	(b) (a) (a)	10 annual installments 10 annual installments 3 annual installments

[a]	No date was specified by the participant; therefore, distributions will commence six months after separation from the company.

[b]

Participant specified attainment of age 59 as the date distributions should commence. Therefore, distributions will commence at the earlier of six months after separation from the company or the participant’s attainment of age 59.

Nonqualified Deferred Compensation

The following table summarizes amounts contributed to, earned within, and distributed from The Progressive Corporation Executive Deferred Compensation Plan (EDCP) during 2008, as well as the aggregate ending balance in the EDCP at December 31, 2008. Participation in the EDCP is voluntary. Deferral elections are made annually for both non-equity incentive compensation and restricted stock awards. Non-equity incentive compensation can be deferred in whole or in part at the executive’s discretion. Non-equity incentive compensation is contributed to the EDCP at the same time other employees receive similar payments. Deferral elections for time-based restricted stock awards pertain to the award made in that year and partial deferrals are not allowed. The time-based awards have a tiered vesting; therefore, deposits are made to the EDCP at each vesting date.

NONQUALIFIED DEFERRED COMPENSATION DURING 2008

Name	Executive Contributions in Last Fiscal Year[1] ($)	Registrant Contributions in Last Fiscal Year[2] ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions[3] ($)	Aggregate Balance at Last Fiscal Year-end[1] ($)
Glenn M. Renwick	$3,897,053	$0	$(7,811,235)	$176,955	$20,063,992
Brian C. Domeck	0	0	(273,871)	0	1,177,556
Charles E. Jarrett	484,110	0	(888,804)	135,356	3,009,571
Susan Patricia Griffith	0	0	(171,142)	0	289,707
Raymond M. Voelker	0	0	0	0	0
John P. Sauerland	0	0	(172,577)	0	426,496
William M. Cody	293,069	0	(719,600)	11,708	1,696,621

[1]

The table below identifies amounts of deferred compensation reported as compensation in the Summary Compensation Tables in this Proxy Statement and in the proxy statements for the years 2006 and 2007. No 2008 contributions are included in our 2008 Summary Compensation Table, because all 2008 contributions to the EDCP resulted either from non-equity incentive compensation earned in 2007, which could be fully or partially deferred, and from fully deferred equity awards that were expensed in full between 2003 and 2007.

Name	Contributions Reported in Current Summary Compensation Table Earned in 2008	Aggregate Balance (Contributions reported in 2006 and 2007 Summary Compensation Tables)
Glenn M. Renwick[a]	$—	$3,837,872
Brian C. Domeck[b]	—	216,095
Charles E. Jarrett[c]	—	671,140
Susan Patricia Griffith[d]	—	96,839
John P. Sauerland[e]	—	0
William M. Cody[f]	—	148,762

[a]

Mr. Renwick deferred receipt of his non-equity incentive plan awards in their entirety in 2006 and 2007. Mr. Renwick also deferred receipt of his 2003, 2004, and 2005 time based restricted stock awards. Mr. Renwick has deferred 100% of his non-equity incentive plan compensation since 1995, the year the EDCP began, and has deferred 100% of restricted stock awards which began vesting on January 1, 2006.

[b]	Mr. Domeck deferred receipt of his 2006 non-equity compensation and has, at various other times, deferred receipt of non-equity compensation prior to 2006.

[c]

Mr. Jarrett partially deferred his 2006 non-equity compensation as well as his 2003, 2004, and 2005 time based restricted stock awards. Mr. Jarrett has, at various other times, deferred receipt of non-equity compensation prior to 2006.

[d]	Mrs. Griffith partially deferred her 2006 non-equity compensation and has, at various other times, partially deferred receipt of non-equity compensation prior to 2006.

[e]	Mr. Sauerland has, at various times, deferred receipt of non-equity compensation prior to 2006 but not since that time.

[f]	Mr. Cody deferred his 2003, 2004, and 2005 time-based restricted stock awards. Mr. Cody has, at various other times, deferred receipt of non-equity compensation prior to 2006.

[2]	Progressive makes no supplemental contributions to the EDCP in the year of deferral or in subsequent years.

[3]	Represents scheduled distributions based on the applicable executive’s elections in prior years.

The named executive officers are eligible to defer all or part of the non-equity incentive compensation earned under either the 2007 Executive Bonus Plan, a Gainsharing Plan, or other similar plans, as well as all of their restricted stock awards that were granted under the 2003 Incentive Plan. We have established an irrevocable grantor trust to provide a source of funds to assist us in meeting our liabilities under the EDCP. The trust has 16 mutual funds, as well as Progressive common shares, as deemed investment choices under the plan. The participant recommends the deemed investment choices for contributions and transfers. Fund transfers are limited to twice per quarter. All deferrals are eligible for transfer, except that deferrals of restricted stock awarded in March 2005 or thereafter are automatically deemed invested in Progressive common shares until the date of distribution under the plan.

Amounts equal to the deferred cash bonuses or restricted stock awards are deposited by Progressive into the trust at the time that the bonus otherwise would have been earned by the participant or the restricted shares otherwise would have vested. We make no matching contributions or additional deposits on behalf of any participant. To secure our future payment obligations to participants, the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against us. Participants have no proprietary rights or interests in the trust’s assets, including any securities that are held by the trust, all of which remain subject to the claims of our general creditors. We do not guarantee any specific rate of return to participants who defer amounts into the EDCP. Following is a listing of deemed investment choices including the annual rate of return on each investment alternative during 2008:

Fund	One-Year Performance As of 12/31/08 (%)
American Advantage Small Cap Value	(32.11)
Fidelity Diversified International Fund	(45.21)
Fidelity Dividend Growth Fund	(42.96)
Fidelity Mid-Cap Stock Fund	(45.96)
Fidelity Retirement Money Market	2.93
FMA Small Company Portfolio	(28.46)
Oakmark Equity and Income Fund	(16.18)
PIMCO Total Return Fund	4.56
Templeton World Fund – Class A	(39.52)
The Progressive Corporation	(21.90)
Vanguard Growth Index Fund – Institutional Class	(38.19)
Vanguard Institutional Index Fund	(36.95)
Vanguard Mid-Cap Index Fund – Institutional Class	(41.76)
Vanguard Small-Cap Index Fund – Institutional Class	(35.98)
Vanguard Total International Stock Fund – Investor Class	(44.10)
Vanguard Value Index Fund – Institutional Class	(35.88)
Wasatch Small Cap Growth Fund	(41.66)

Distributions from the EDCP are made in accordance with an irrevocable election made by the participant prior to earning the deferred award. Distributions are made in a lump-sum or in three, five, or ten annual installments at the earlier of the date selected by the participant or upon his or her termination from Progressive. For deferrals made after 2004, distributions resulting from termination of employment will be made six months after the participant leaves the company. In addition, distributions may be triggered by certain “change in control” events. For deferrals occurring in and prior to 2004, the events triggering such distributions would be the same as the events triggering change in control payments under our equity incentive plans, as described in the next section. For post-2004 deferrals, the plan has been revised to reflect the change in control definition required by Section 409A of the Internal Revenue Code.

Participants are permitted to change the schedule for certain distributions if they give at least 12 months notice and, with respect to post-2004 deferrals, they delay those distributions by at least five years. All distributions are made in cash, with the exception of deferred restricted stock awards granted in or after March 2005, which awards will be deemed invested in Progressive common shares for the entire deferral period and distributed in common shares. The participants’ respective rights and interests under the plan may not be assigned or transferred under any circumstances.

Potential Payments Upon Termination or Change In Control

The following table highlights the benefits that may be received by our executive officers, as well as other employees who participate in the applicable benefit plans, when certain events occur that result either in the termination of the employee’s employment or a change of control of the company.

If This Triggering Event Occurs:	Is the Executive Eligible to Receive[1]:
Under Equity Plans
	Severance Benefits?	Change-of-Control Benefits?	Qualified Retirement Benefits?	Other Termination Provisions?	Payments under EDCP[2]?
Involuntary termination (without cause)		—	—	—

Voluntary separation (excluding retirement)	—	—	—	—

Retirement – qualified (as defined in the plan)[3]	—	—		—

Retirement – nonqualified	—	—	—	—

Termination for cause	—	—	—	—

Change of control; no loss of employment	—		—	—

Change of control, and involuntary termination (without cause) or resignation due to a significant job change			—	—

Death or disability	—	—	—

[1]Note

that this table is intended as a general summary only. An executive’s eligibility to receive any of the benefits outlined in this table may be subject to conditions or other requirements as set forth in the applicable plan documents or related agreements.

[2]

An executive will be entitled to receive payments under the EDCP only if he or she elected to participate in the plan and deferred annual bonus awards or restricted stock awards during the course of his or her employment. See the “Nonqualified Deferred Compensation” discussion above for additional information.

[3]

Under our equity plans, as discussed below, a “qualified retirement” excludes any termination of employment for cause (as defined in the plans) or by reason of the participant’s death or disability. A “qualified retirement” and an involuntary termination without cause may occur at the same time.

The significant provisions of our executive separation allowance plan, as well as the provisions of our equity plans involving “change in control,” “qualified retirement” and death and disability benefits, are discussed in more detail below. Payments to be made under our EDCP upon an executive’s termination of employment or a “change in control” are discussed under the “Nonqualified Deferred Compensation” section above. We do not provide other benefits that are triggered by an employee’s termination or retirement or by a change of control, except for our 401(k) Plan (which is available to all employees) or those required by law (such as post-employment medical insurance coverage under COBRA).

Severance.  Our executive separation allowance plan is designed to provide executives with defined financial payments if we ask the executive to leave under certain circumstances. The plan covers our CEO, other named executive officers and executive officers, and all other equity-eligible employees of Progressive. Among other terms and conditions, we will pay a separation allowance (severance) payment to an executive if:

•	his or her employment terminates for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan); and

•	the employee signs a termination and release agreement as required by the plan.

The amount of the severance payment will vary among employees based on position and years of service. For the named executive officers, the severance payment would equal three years of the executive’s base salary only, at the time of termination. In addition, under the plan, the executive would be entitled to continue medical, dental, and vision benefits for a period not to exceed eighteen months at our cost, except that the terminated executive would be required to make contributions to the cost of those benefits to the same extent as he or she did prior to termination.

In addition, the plan provides that executives and other covered employees will have the right to receive a severance payment in accordance with the formula described above, if during the three-year period after any Change in Control of Progressive, either :

•	the participant’s employment is terminated for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause; or

•	the participant resigns due to a Job Change (defined below).

For purposes of the plan, the definition of “Change in Control” incorporates the definition from our equity incentive plans for employees (described below). The term “Job Change” is defined as either a decrease in the individual’s total pay package, whether in the same job or after a job transfer, or the imposition of significantly different job duties, shift, work location, or number of scheduled work hours. Upon the occurrence of either such event, each named executive officer would be entitled to receive a severance payment equal to three years base salary and the continuation of health benefits, on the same basis as described above.

The following table summarizes the severance payments that would have been made to the named executive officers, and the estimated value of health and welfare benefits for which the executive would have been eligible, if the executive had separated from Progressive at December 31, 2008, under circumstances requiring payments from the executive separation plan (whether as a result of a Change in Control or otherwise):

Name	Amount of Severance Payment	Estimated Value of Health Benefits
Glenn M. Renwick	$2,250,000	$9,288
Brian C. Domeck	1,140,000	16,525
Charles E. Jarrett	1,230,000	14,211
Susan Patricia Griffith	1,140,000	16,525
Raymond M. Voelker	1,095,000	16,226
John P. Sauerland	1,140,000	16,525
William M. Cody	1,140,000	16,525

If the CEO, other NEOs, and executive officers employment would terminate due to a resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan), no separation allowance would be payable under the executive separation allowance plan.

Change in Control Provisions under Equity Plans.  Benefits are also provided to NEOs and other holders of equity awards under our equity plans upon the occurrence of a Change in Control or a Potential Change in Control, as defined in those plans (described below). The Board of Directors has the authority under the plans to “override” the Change in Control benefits, if the Board has given its prior approval to a transaction that would otherwise trigger the benefits to be paid. If the Board’s prior consent is not obtained, our equity plans include provisions providing for the immediate vesting of, and payments to the holders of equity awards in an amount equal to the value of, the outstanding equity awards upon the occurrence of any of the specified triggering events. These provisions apply to both fully vested outstanding stock options, which we issued prior to 2003, and unvested restricted stock awards, including both time-based and performance-based awards. The triggering events are described below.

A Change in Control would be deemed to occur under our equity incentive plans upon the occurrence of any of the following events, unless the Board approves the change prior to either (i) the commencement of the applicable events, or (ii) the commencement of a tender offer for our stock:

•	Acquisition of 20% or more of the voting power of our outstanding shares, with certain exceptions including acquisitions by a passive investor with only an investment intent;

•	Turnover of a majority of the Board of Directors during a 24-month period, without the approval of the prior Board members; or

•	Occurrence of a transaction requiring shareholder approval for the acquisition of Progressive, or any portion of our shares, through purchase of shares or assets, by merger or otherwise.

For awards made in or after March 2007, a Potential Change in Control would be deemed to occur upon the acquisition of 5% or more of Progressive’s voting power, together with a resolution by the Board of Directors that a Potential Change in Control has occurred.

For restricted stock awards made prior to March 2007, a Potential Change in Control would also include the approval by shareholders of an agreement, the consummation of which would constitute a Change in Control (as described above), unless the Board approved such change prior to its commencement. In 2007, the Board modified our 2003 Incentive Plan (our only equity plan under which awards may currently be made to executives and other eligible employees) to remove this triggering event for awards made in or after March 2007.

The following table quantifies the payments that would have been made to the named executive officers under our equity incentive plans if a Change in Control had occurred on December 31, 2008:

Name	Payments on Unvested Restricted Stock Awards[1]	Payments on Outstanding Stock Options[2]	Total Payments
Glenn M. Renwick	$24,925,124	$14,142,180	$39,067,304
Brian C. Domeck	1,542,665	739,899	2,282,564
Charles E. Jarrett	2,549,242	1,778,584	4,327,826
Susan Patricia Griffith	2,249,458	336,635	2,586,093
Raymond M. Voelker	2,220,682	—	2,220,682
John P. Sauerland	1,554,098	986,542	2,540,640
William M. Cody	2,361,826	838,795	3,200,621

[1]

Includes, with respect to restricted stock awards made in or after March 2007, amounts equal to dividends paid on common shares, plus accrued interest, which amounts will be paid under the plan only upon the vesting of the underlying restricted stock awards.

[2]

As of January 1, 2007, all stock options are vested and may be exercised at any time by the holder. Pursuant to our plans, upon a Change in Control, or Potential Change in Control, cash payment to the NEOs and other holders of stock option awards equal to the value of the outstanding stock options would be made, and the stock options would then be cancelled.

Qualified Retirement Provisions under Equity Plans.  Executive officers, along with other equity award recipients, are eligible for the “qualified retirement” treatment (sometimes referred to as the “Rule of 70”) under our incentive compensation plans. Under this arrangement, executives who leave their employment with Progressive after satisfying certain age and years-of-service requirements (described below), generally

•

are permitted to exercise outstanding stock options (all of which are now vested) at any time prior to their stated expiration date (instead of being required to exercise such options within 60 days of the termination of employment, as is typically the case);

•	receive 50% of unvested time-based restricted shares then outstanding (with the remaining 50% being forfeited); and

•

retain 50% of unvested performance-based restricted stock awards which will vest, if at all, only upon satisfaction of the performance objectives associated with those awards (and the other 50% of the performance-based shares are forfeited).

For all awards made prior to March 2008, a “qualified retirement” requires an executive to be age 55 or older, and the total of his or her age plus years of service with Progressive must be at least 70, at the time of retirement. For awards made in or after March 2008, the qualification standard was changed to require the employee to be age 55 or over and have at least 15 years of service with Progressive at the time of retirement.

Generally, an executive’s participation in these arrangements is on the same terms and conditions as are available to other equity award participants, except that if the CEO or one of the executives who directly reports to him provides at least one full year of notice of his or her intention to leave employment after qualifying for the “Rule of 70,” he or she will retain 100% of his or her unvested performance-based restricted stock awards (not just 50% as stated above), although such performance-based shares will vest only if and when the applicable performance goals are achieved prior to expiration. As of December 31, 2008, no NEO qualified for Rule of 70 treatment under our plans.

The rights conferred by these provisions may be limited or forfeited if the Committee determines that the executive has engaged in any “disqualifying activity,” which is defined to include, among other activities, the following:

•

directly or indirectly being an owner, officer, employee, advisor, or consultant to a company that competes with Progressive or its subsidiaries or affiliates to an extent deemed material by the Committee;

•	disclosure to third parties or misuse of any confidential information or trade secrets of Progressive, its subsidiaries or affiliates;

•	any material violation of Progressive’s Code of Business Conduct and Ethics or any other agreement between Progressive and the executive; or

•

failing in any material respect to perform the executive’s assigned responsibilities as an employee of Progressive or any of its subsidiaries or affiliates, as determined by the Committee, in its sole judgment, after consulting with the Chief Executive Officer.

The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with Progressive or any of its subsidiaries or affiliates will not constitute a disqualifying activity.

Other Termination Provision under Equity Plans.  Under our equity plans, if an equity awards recipient, including the executive officers, resigns (including retirement, other than a “Qualified Retirement” as discussed above), is discharged without cause (as defined in the plan), or is involuntarily terminated (e.g., reduction in force), the employee (i) is permitted to exercise any outstanding stock option awards (all of which are now vested) at any time prior to the earlier of 60 days of the employee’s termination date or the option’s expiration date, and (ii) would forfeit any unvested restricted stock awards, both time-based and performance-based. Termination of the executive for cause would result in the forfeiture of all outstanding options and restricted shares.

To the extent employment is terminated due to death or disability of the equity award recipient, including the executive officers, (i) all vested stock options must be exercised within one year from the date of death or disability (as long as such date is prior to the expiration date of the award), (ii) any time-based restricted stock award scheduled to vest within one year of the date of death or disability will vest immediately upon the termination event and, (iii) any performance-based restricted stock awards that achieve the performance criteria within one year from the date of death or disability will vest on such date; all other time-based and performance-based restricted stock awards will be forfeited.

Compensation of Directors

Total compensation of our non-employee directors for the year ended December 31, 2008 was comprised only of restricted stock awards.

Director Compensation

Year ended December 31, 2008

Name	Restricted Stock Awards[1] ($)	Option Awards[1] ($)	Total ($)
Charles A. Davis	$172,907	—	$172,907
Roger N. Farah	82,345	—	82,345
Stephen R. Hardis	191,401	—	191,401
Bernadine P. Healy, M.D.	162,877	—	162,877
Jeffrey D. Kelly	162,877	—	162,877
Abby F. Kohnstamm	161,631	—	161,631
Peter B. Lewis	219,262	—	219,262
Norman S. Matthews	172,907	—	172,907
Patrick H. Nettles, Ph.D.	162,877	—	162,877
Donald B. Shackelford	157,868	—	157,868
Bradley T. Sheares, Ph.D.	159,156	—	159,156

[1]

Represents expense recognized with respect to restricted stock awards in accordance with SFAS 123(R). All non-employee director stock option awards vested prior to March 2003, therefore, no expense was recognized under SFAS 123(R) in 2008.

The following table presents the time-based restricted stock awards granted to non-employee directors in 2008, along with the grant date fair value of such awards. Except as noted, awards were made on April 18, 2008, to all directors based on their respective committee assignments. The final two columns show the aggregate number of common shares covered by time-based restricted stock awards outstanding and the aggregate number of shares covered by stock option awards at December 31, 2008 were:

	Awarded in 2008		Aggregate Number of Shares at December 31, 2008
Name	Restricted Stock Awards (#)	Grant Date Fair Value ($)	Restricted Stock Awards (#)	Option Awards (#)
Charles A. Davis	9,761	175,015	9,761	82,337
Roger N. Farah[a]	7,212	133,350	7,212	—
Stephen R. Hardis[b]	11,225	201,264	11,225	82,337
Bernadine P. Healy, M.D.	9,203	165,010	9,203	—
Jeffrey D. Kelly	9,203	165,010	9,203	30,448
Abby F. Kohnstamm	9,203	165,010	9,203	—
Peter B. Lewis	12,549	225,004	12,549	—	[c]
Norman S. Matthews	9,761	175,015	9,761	30,448
Patrick H. Nettles, Ph.D.	9,203	165,010	9,203	—
Donald B. Shackelford	8,924	160,007	8,924	47,292
Bradley T. Sheares, Ph.D.[d]	9,176	163,344	9,176	—

[a]	Mr. Farah was elected to the Board on June 12, 2008. He received a prorated award of 7,212 restricted shares on August 14, 2008.

[b]

In December 2007, Mr. Hardis assumed the role of Chairman of the Audit committee. At that time his compensation was not adjusted. In April 2008, Mr. Hardis was awarded an additional 349 shares to reflect increased compensation for the additional responsibilities he assumed in that role between December 2007 and April 2008.

[c]

Mr. Lewis did not receive stock options as a director of Progressive. His option awards were granted prior to February 2003 when he was an executive officer of Progressive. His outstanding option awards as of December 31, 2008, are set forth in Footnote 3 on page 18.

[d]	Includes 252 shares awarded to Dr. Sheares in August 2008 to reflect an appropriate adjustment for the additional responsibilities assumed when he was appointed Chairman of the Compensation Committee.

Narrative Disclosure to Director Compensation Table

Equity-based Awards.  Each non-employee director is eligible to receive awards under The Progressive Corporation 2003 Directors Equity Incentive Plan (the “Directors Equity Plan”). The Directors Equity Plan originally authorized the issuance of up to 350,000 common shares. After adjusting for prior awards granted, forfeitures, and our 4-for-1 stock split in May 2006, 988,855 shares remained available for issuance at December 31, 2008. The restricted stock grant value per common share equals the fair market value of the common shares awarded on the date of grant. Restricted stock awards vest on the date established by the Compensation Committee for the respective awards and are not transferable. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, which stock will vest on the vesting dates specified in the related agreements.

Currently, our non-employee directors are compensated only by time-based restricted stock awards. Each non-employee director (other than Mr. Lewis) receives an annual award of restricted stock, which is valued to include a specified retainer amount plus a variable component tied to such director’s Committee assignments. Mr. Lewis receives a lump sum restricted stock award as his sole compensation for service as Chairman. Restricted stock awards to directors are made under The Directors Equity Plan and are expected to be made in April of each year with an 11-month or 12-month vesting period. If a new director is appointed to the Board or a director changes Committee assignments during the year, appropriate adjustments to his or her award may be made. The following table sets forth targeted compensation for each component in 2008:

Compensation Component	Dollar Value
Board Retainer	$120,000
Audit Committee Chair Retainer	65,000
Audit Committee Member Retainer	45,000
Compensation Committee Chair Retainer	45,000
Compensation Committee Member Retainer	40,000
Investment Committee Chair Retainer	45,000
Investment Committee Member Retainer	40,000
Additional Committee Chair Retainer[1]	15,000
Additional Committee Member Retainer[1]	10,000
Chairman of the Board	225,000

[1]	Excludes Executive Committee

Directors Restricted Stock Deferral Plan.  Directors receiving awards of restricted stock under the Directors Restricted Stock Plan also have the right to defer the receipt of the common shares covered by each such award under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”). If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to Progressive common shares and credited to the participating director’s plan account. The participating director’s plan account will further be credited with amounts equal to dividends and other distributions, if and when authorized by the Board, which are paid on Progressive common shares. There are no other investment options under the Directors Restricted Stock Deferral Plan. All such accounts will be distributed in common shares (with any partial shares being distributed in cash), in a lump sum or installments, at the time(s) designated by the participating director at the time of election, subject to accelerated distribution provisions under the plan in the event of the participant’s death, the participant leaving our Board of Directors, or a change in control of Progressive. Participating directors are permitted to change the schedule for certain distributions if they give at least 12 months notice and they delay those distributions by at least five years.

Directors Deferral Plan.  Eight non-employee directors participate in The Progressive Corporation Directors Deferral Plan, as amended and restated (the “Directors Deferral Plan”). Each participant in the Directors Deferral Plan was a director prior to April 2006 and elected to defer receipt of all or a portion of his or her meeting fees until the date designated by the director in accordance with the plan. Deferred meeting fees were credited into a stock account under which the units are equivalent in value and dividend rights to Progressive common shares. All such accounts will be distributed in cash, in a lump sum or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director or upon a change in control of the company. All retainer fees were deferred, credited to a stock account and will be distributed in cash on a date designated by the participating director in accordance with the terms of the plan. All account balances of a director will be distributed to a designated beneficiary upon his or her death. However, if any director ceases to serve as such for any reason other than death, disability, or removal without cause prior to the expiration of his or her current term, all retainer fees credited to his or her stock account for the unexpired portion of his or her term are forfeited. Participating directors are permitted to change the schedule for certain distributions if they give at least 12 months notice and they delay those distributions by at least five years.

Perquisites. In years 2007 and prior, directors and their spouses or guests were invited to attend an annual retreat with management at an off-site location. Personal travel for a spouse or guest and the costs of certain other activities held during the retreat may constitute perquisites to the attending directors. The company did not pay such expenses for spouses or guests in 2008 or 2009. Otherwise, we do not provide perquisites to our non-employee directors.

ITEM 2: APPROVAL OF AN AMENDMENT TO OUR CODE OF REGULATIONS TO ESTABLISH PROCEDURES FOR SHAREHOLDERS TO MAKE PROPOSALS FOR CONSIDERATION AT OUR ANNUAL MEETINGS OF SHAREHOLDERS (OTHER THAN NOMINATIONS FOR DIRECTORS)

Our Board of Directors has approved, subject to the approval of our shareholders, an amendment to our Code of Regulations to (i) establish an advance notice provision and related procedural requirements applicable to certain shareholder proposals, and (ii) require shareholders intending to submit those proposals to make specified disclosures, including disclosures of their economic and voting interests, and the economic and voting interests of certain related parties, in the company. The Board of Directors recommends that shareholders vote FOR this proposal.

The full text of new Section 8 of Article I of the Code of Regulations reflecting this amendment is attached to this Proxy Statement as Exhibit A. The following description of the amendment is qualified in its entirety by reference to Exhibit A.

Current Advance Notice and Shareholder Disclosure Requirements; Proposed Amendment

Our Code of Regulations currently includes a provision governing shareholder nominations for directors (discussed in more detail in Item 3 of this Proxy Statement), but it does not contain any procedural or disclosure requirements governing shareholder proposals, other than director nominations, that are made in connection with an Annual Meeting of Shareholders. This amendment would establish, in Section 8 of Article I of our Code of Regulations, advance notice and disclosure requirements for certain of those shareholder proposals. Approval of this amendment would have no impact on a shareholder’s right to make proposals under Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”).

Reasons for and Effects of Proposed Amendment

Advance Notice Period

Our Code of Regulations currently does not contain any requirements that apply to proposals made by a shareholder (other than director nominations) in connection with our Annual Meeting of Shareholders. As a consequence, if a shareholder is not seeking to include such a proposal in the company’s proxy materials pursuant to Rule 14a-8, the shareholder is not required to provide to the company and other shareholders any advance notice of its intention to do so or any information regarding its holdings of the company’s stock or its interests in the proposal. Therefore, for example, if such a proposal were to be brought late in the proxy season (for instance, after we have delivered our Proxy Statement to shareholders), it could cause shareholders unnecessary confusion and create uncertainty about the proxy process and our Annual Meeting of Shareholders. In this situation and other similar situations, the shareholders might not have enough time, or the necessary information, to make an informed judgment about how to vote on such proposal.

To remedy this deficiency, the amendment being proposed creates an advance notice provision that would require shareholders seeking to bring such proposals to give the company advance notice of their intent to do so at least 60 days, but no more than 90 days, before the first anniversary of the immediately preceding year’s Annual Meeting of Shareholders. This provision is intended to provide reasonable advance notice of the shareholder’s intention to submit the proposal. To understand how this would apply, if the proposed notice period had been in place for the 2009 proxy season, the shareholder would have been required to provide notice of the proposal and related disclosures to the company on or after January 18, but before February 17, of 2009.

Such notice would give the company a brief time to consider the proposal and to determine whether to include appropriate information regarding the matter in our Proxy Statement. Shareholders also would benefit from the adoption of this advance notice provision because it would allow the company to supply such information to shareholders and shareholders would have the time necessary to decide how they would like to vote on the proposal. In addition, by adopting the proposed advance notice provision, no “surprise” proposals would be raised at Annual Meetings of Shareholders and meeting efficiency and clarity would be enhanced.

Disclosure Requirements

Furthermore, because no Code of Regulations requirements currently apply to shareholder proposals (other than director nominations) that are not sought to be included in our proxy materials pursuant to Rule 14a-8, shareholders who bring such proposals for consideration at Annual Meetings of Shareholders are not required to supply to the company or the shareholders any information about themselves, their interests in the company, or their reasons for bringing the proposals. This amendment would require these types of disclosures from proposing shareholders in order to allow the company to provide other shareholders with the information necessary to make an informed decision on the proposal. For example, such a proposing shareholder would be required to disclose, with respect to each record or beneficial owner of the company’s shares making the proposal, or on whose behalf the proposal is made, as applicable (both are referred to as “holder(s)”), a description of all types of each holder’s economic and voting interests in the company, including a description of:

•	the number of shares of the company that are owned of record or beneficially by such holder, and the number of shares as to which the holder has or will have a right to acquire ownership;

•

any derivative, swap, or other transactions engaged in by the holder, the purpose or effect of which is to give such holder economic risk similar to ownership of the company’s shares or voting power with respect to the company’s shares;

•	any agreement or relationship pursuant to which the holder has or shares a right to vote shares of the company;

•

any repurchase, “stock borrowing,” or similar arrangement engaged in by the holder the purpose or effect of which is to reduce the holder’s economic risks of holding, increase or decrease the holder’s voting power with respect to, or provide the holder with the opportunity to profit from any decrease in the price or value of, the company’s shares;

•	any rights to dividends on the shares of the company owned beneficially by the holder that are separated or separable from the underlying shares;

•	any performance-related fees that the holder is entitled to based on any change in the price or value of the company’s shares; and

•	the total number of voting shares held or beneficially owned by all holders that are subject to these disclosure requirements.

Each holder would also be required to disclose the following:

•	the holder’s name and address;

•

a representation that each proposing shareholder is a record or beneficial owner of shares of the company and is entitled to vote at the Annual Meeting of Shareholders, and that such holder will appear at the meeting and submit the proposal in person or through a representative;

•	a description of all arrangements or understandings with any other person or entity (naming such person or entity) pursuant to which the proposal is to be made;

•	certain interests in the company’s shares held by partnerships and limited liability companies in which the holder has a direct or indirect interest;

•	certain arrangements relating to, or rights or other interests in the company’s shares held by each holder’s immediate family members;

•

a representation regarding whether each holder intends, or is part of a group that intends, to deliver a proxy statement and/or form of proxy to shareholders of the company, and/or to solicit proxies from shareholders, in support of such proposal;

•

any other information that the holder must disclose in a proxy statement or other filings required in connection with solicitations of proxies for such proposal pursuant to Section 14 of the Securities Exchange Act of 1934 and applicable rules and regulations;

•	any other information reasonably requested by the company; and

•	a statement of the course of action proposed for the company to follow; the text of the proposal; the reasons for making the proposal; and any material interest in the matter proposed by the holder.

These comprehensive disclosures would give the shareholders and the company the information they need to understand the purpose of the proposal and what the company is being asked to do, and to assess the interests of the proposing shareholder in making the proposal. The disclosures also would allow shareholders to make an informed decision about how to vote on the proposal.

Refusal to Acknowledge Submission of Proposals

This proposed amendment also would provide that the officer presiding over the Annual Meeting of Shareholders may refuse to acknowledge the submission of any proposal not made in accordance with the provisions of Section 8 of Article I of the Code of Regulations and declare at such meeting that any such proposal has not been brought properly before the meeting and therefore will not be considered.

Effect on Shareholder Proposal Procedures under Rule 14a-8

The provisions of proposed new Section 8 of Article I of the Code of Regulations expressly apply to proposals that are not made pursuant to Rule 14a-8. Nothing in proposed new Section 8 of Article I of the Code of Regulations is intended to affect the rights of shareholders to request inclusion of proposals in the company’s Proxy Statement pursuant to and in accordance with the requirements of Rule 14a-8.

Vote Required for Approval

Under our Articles of Incorporation and Code of Regulations, the vote of a majority of the outstanding common shares is required for approval of this proposal to amend Section 8 of Article I of the Code of Regulations.

The Board of Directors recommends that shareholders vote FOR this proposal.

ITEM 3: APPROVAL OF AN AMENDMENT TO OUR CODE OF REGULATIONS TO REVISE THE EXISTING PROCEDURES RELATING TO SHAREHOLDER NOMINATIONS OF DIRECTORS

Our Board of Directors has approved, subject to the approval of our shareholders, an amendment to our Code of Regulations to revise the existing procedures relating to shareholder nominations of directors. The Board of Directors recommends that shareholders vote FOR this proposal.

The full text of revised Section 13 of Article II of the Code of Regulations reflecting these amendments is attached to this Proxy Statement as Exhibit B. The following description of the amendments is qualified in its entirety by reference to Exhibit B.

Current Code of Regulations Shareholder Disclosure Requirements; Proposed Amendment

Today, Section 13 of Article II of our Code of Regulations provides a mechanism for shareholders to nominate candidates for election to the Board of Directors, but it requires only minimal disclosures from such nominating shareholders. This amendment would modify the nomination procedure and enhance the disclosure requirements in Section 13 for such shareholder nominations.

Reasons for and Effects of Proposed Amendment

Currently there are few procedural requirements in our Code of Regulations that apply to shareholders who seek to nominate candidates for election to the Board of Directors, and such shareholders are not required to supply to the company or shareholders much information about themselves or their interests in the company. This amendment would modify existing procedural requirements and require additional disclosures from such nominating shareholders in order to provide other shareholders and the company with more useful information. These provisions mirror the requirements that we propose to apply to other shareholder proposals, as further set forth in Item 2 above.

This amendment also would change the current Section 13 requirement that nominating shareholders must give the company notice of their intention to make a nomination at least 60 days before the annual meeting (currently there is no date on which the submission window opens) to the requirement that such notice be given between 60 and 90 days before the first anniversary of the immediately preceding year’s annual meeting. We believe that this change would improve upon the current shareholder nomination provision in the Code because, by basing the timing requirement on the anniversary of the prior year’s Annual Meeting date, shareholders would know when they must furnish notice of a nomination in connection with an Annual Meeting over a year in advance of the meeting. By contrast, since we typically announce our Annual Meeting date in early February of each year, the Code’s current shareholder nomination provision operates to allow shareholders only a short period of time (usually only two to three weeks) between that announcement and the expiration of the 60-day deadline to submit a nomination. Further, the proposed advance notice window in this Item 3 aligns with the proposed advance notice window in Item 2 of this Proxy Statement so that shareholders are not caused any undue confusion.

If this amendment is adopted, a shareholder seeking to make a director nomination would be required to disclose, with respect to each shareholder of record of the company that is making the nomination and, if applicable, any beneficial owner of the Company’s shares on whose behalf the nomination is being made (both are referred to as “holder(s)”), a description of all types of each holder’s economic and voting interests in the company, including a description of:

•	the number of shares of the company that are owned of record or beneficially by such holder, and the number of shares as to which such holder has or will have a right to acquire ownership;

•

any derivative, swap, or other transactions engaged in by the holder, the purpose or effect of which is to give such holder economic risk similar to ownership of the company’s shares or voting power with respect to the company’s shares;

•	any agreement or relationship pursuant to which the holder has or shares a right to vote shares of the company;

•

any repurchase, “stock borrowing,” or similar arrangement engaged in by the holder the purpose or effect of which is to reduce the holder’s economic risks of holding, increase or decrease the holder’s voting power with respect to, or provide the holder with the opportunity to profit from any decrease in the price or value of, the company’s shares;

•	any rights to dividends on the shares of the company owned beneficially by the holder that are separated or separable from the underlying shares;

•	any performance-related fees that such holder is entitled to based on any change in the price or value of the company’s shares; and

•	the total number of voting shares held or beneficially owned by all holders that are subject to these disclosure requirements.

Each holder would also be required to disclose the following:

•	the holder’s name and address;

•

a representation that each proposing shareholder is a record or beneficial owner of shares of the company and is entitled to vote at the Annual Meeting of Shareholders, and that such holder will appear at the meeting and submit the proposal in person or through a representative;

•	a description of all arrangements or understandings with any other person or entity (naming such person or entity) pursuant to which the proposal is to be made;

•	certain interests in the company’s shares held by partnerships and limited liability companies in which the holder has a direct or indirect interest;

•	certain arrangements relating to, or rights or other interests in the company’s shares held by each holder’s immediate family members;

•

a representation regarding whether each holder intends, or is part of a group that intends, to deliver a proxy statement and/or form of proxy to shareholders of the company, and/or to solicit proxies from shareholders, in support of such proposal;

•

any other information that the holder must disclose in a proxy statement or other filings required in connection with solicitations of proxies for such proposal pursuant to Section 14 of the Securities Exchange Act of 1934 and applicable rules and regulations;

•	any other information reasonably requested by the company; and

•	the name, address, and principal occupation or employment of each nominated person.

These comprehensive disclosures would give the shareholders and the company the information they need to assess the interests of the nominating shareholder and make an informed decision about whether to vote to elect the candidate(s) nominated by the shareholder.

Refusal to Acknowledge Submission of Proposals

Consistent with the current shareholder nomination procedures in our Code of Regulations, this proposed amendment would also provide that the officer presiding over the Annual Meeting of Shareholders may refuse to acknowledge the submission of any other nomination not made in accordance with these requirements and declare at such meeting that any such nomination was not properly brought before the meeting and therefore will not be considered.

Vote Required for Approval

Under Ohio corporation law and the company’s Code of Regulations, the affirmative vote of 75% of the outstanding common shares is required for approval of the proposal to amend Section 13 of Article II of the Code of Regulations.

The Board of Directors recommends that shareholders vote FOR this proposal.

ITEM 4: PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

On February 17, 2009, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP (PWC) as the independent registered public accounting firm to examine the financial statements of The Progressive Corporation and its subsidiaries for the year ending December 31, 2009. Pursuant to this proposal, we are asking shareholders to ratify the Audit Committee’s selection of PWC. If shareholders do not ratify the appointment of PWC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PWC for 2009, due to difficulties in making such a transition after the year has begun. In such a case, we would again consider such a vote in connection with the selection of the independent registered public accounting firm for 2010.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding common shares, is required for approval. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board of Directors recommends that shareholders vote FOR this proposal.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Approval of Audit and Non-Audit Services

The Audit Committee of the Board of Directors requires that each engagement of PWC, to perform any audit or non-audit services, including the fees and terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee (who has authority to approve engagements not to exceed $50,000 in the aggregate between Committee meetings), before we engage PWC for the particular service. The Committee has not adopted any other policies or procedures that would permit us to engage PWC for non-audit services without the specific prior approval of the Committee or the Chairman.

Independent Registered Public Accounting Firm Fees

Following are the aggregate fees billed to us during the fiscal years ended December 31, 2008 and 2007, by PWC:

Fees	2008	2007
Audit	$1,570,310	$1,481,160
Audit-related	108,130	83,827
Tax	48,559	61,915
All other	0	0

Total	$1,726,999	$1,626,902

Audit fees.  Includes professional services rendered for the audit of Progressive’s consolidated financial statements, statutory audits, and the audit of our internal control over financial reporting. Prior year audit fees are often billed in the subsequent year.

Audit-related fees.  Includes assistance in the assessment of Progressive’s internal control structure. 2008 fees include a review of executive compensation disclosures in the proxy statement. In 2007, we incurred fees related to issuing our 6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067.

Tax fees.  Includes fees for tax planning, consultation, and advice.

All of these fees were pre-approved by the Audit Committee pursuant to the procedures described above.

Representatives of PWC are expected to be present at the Annual Meeting with the opportunity to make a statement about Progressive’s financial condition, if they desire to do so, and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2010 Annual Meeting of Shareholders for inclusion in the Proxy Statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, not later than November 16, 2009. For those shareholder proposals which are not submitted in accordance with Rule 14a-8, if shareholders do not approve the proposal set forth in Item 2 of this Proxy Statement to establish an advance notice requirement for such shareholder proposals, the proxies designated by the Board may exercise their discretionary voting authority, without any discussion of the proposal in our proxy materials, with respect to any such proposal received by us after January 30, 2010.

If the proposal in Item 2 is approved by the shareholders, shareholder proposals not submitted in accordance with Rule 14a-8 must be submitted to us between January 24, 2010 and February 23, 2010, together with appropriate supporting information as described in Item 2, to ensure that they will be considered at our Annual Meeting of Shareholders in 2010. If the Item 2 proposal is passed and a shareholder submits such a proposal after February 23, 2010, the presiding officer at the Annual Meeting may refuse to acknowledge the proposal. However, if the presiding officer allows the consideration of a proposal submitted after February 23, 2010, the proxies designated by the Board may exercise their discretionary voting authority, without discussion of the proposal in our proxy materials, with respect to any such proposal.

HOUSEHOLDING

Securities and Exchange Commission regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. A number of brokerage firms have also instituted householding procedures. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the attached Annual Report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.

We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the attached Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by calling toll-free 1-800-542-1061, or by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143. Shareholders sharing an address who are receiving multiple copies of these materials may request to receive a single copy of such materials in the future by contacting us at the phone number or address provided above.

CHARITABLE CONTRIBUTIONS

Within the preceding three years, Progressive has not made a contribution to any charitable organization in which any of our directors serves as an executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from Progressive, contributes to the Insurance Institute for Highway Safety and qualified tax-exempt organizations that are financially supported by our employees. These contributions are made on a matching basis, and for 2008 did not exceed $5,000 for each employee in the aggregate. Thus, in matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of our directors may be affiliated as an executive officer, director, or trustee.

OTHER MATTERS

The cost of this solicitation, including the reasonable expenses of brokerage firms and other record holders for forwarding these proxy materials to beneficial owners, will be paid by Progressive. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means or in person. We have engaged the firm of Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut to assist us in the solicitation of proxies at an estimated cost of $15,000. Proxies may also be solicited by our directors, officer, and employees without additional compensation.

If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

AVAILABLE INFORMATION

Progressive’s Corporate Governance Guidelines, Board of Director Committee Charters, and Code of Business Conduct and Ethics for directors, officers, and employees is available at progressive.com/governance, or may be requested in print by writing to The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

We will furnish, without charge, to each person to whom a Proxy Statement is delivered, upon oral or written request, a copy of our Annual Report on Form 10-K for 2008 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, by telephone at (440) 395-2258 or e-mail at investor_relations@progressive.com.

By Order of the Board of Directors,

Charles E. Jarrett, Secretary

March     , 2009

EXHIBIT A

The following is the full text of new Section 8 of Article I of the Code of Regulations of The Progressive Corporation, reflecting the proposed amendments described in Item 2 of the company’s Proxy Statement dated March     , 2009.

Section 8. Notification of Proposals. This Section 8 sets forth the exclusive means by which a shareholder may make a proposal for business to be considered at the annual meeting of shareholders (other than nominations for the election of directors, the means for which are set forth in Section 13 of Article II) if the proposal is not made pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. A shareholder may submit such a proposal for consideration at an annual meeting of shareholders only if the shareholder is entitled to vote at the annual meeting of shareholders, the business is a proper matter for shareholder action, and written notice of such shareholder’s intent to propose such business complying with the requirements of this Section 8 has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation, and has been received by the Secretary of the corporation not less than 60 days, nor more than 90 days, in advance of the first anniversary of the immediately preceding year’s annual meeting of shareholders.

Each such notice shall set forth the following information, together with a representation as to the accuracy of the information, as to (i) each shareholder that holds of record shares of the corporation entitled to vote at the annual meeting of shareholders (the “Record Shareholder(s)”) who is making the proposal and, (ii) if any shareholder making a proposal holds shares of the corporation for the benefit of another, the beneficial owner(s) on whose behalf the proposal is made (the “Beneficial Owner(s)”) (Record Shareholder(s) and Beneficial Owner(s) are hereinafter referred to as “Holder(s)”):

(a)

the name and address (as they appear on the corporation’s stock records) of each shareholder who is making the proposal and, if applicable, the name and address of the Beneficial Owner(s) on whose behalf such shareholder is making the proposal;

(b)

a representation that each proposing shareholder is a holder of record of shares of the corporation, or holds shares of the corporation for the benefit of another, who is entitled to vote at such meeting, and that such proposing shareholder intends to (i) appear in person or by proxy at the meeting, and (ii) submit the proposal specified in the notice at the meeting in person or through a representative;

(c)	a description of all types of each Holder’s economic and voting interests in the corporation, including a description of:

i.

the class or series and number of shares of the corporation that, directly or indirectly, are owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by such Holder, and, to the extent (if any) in addition thereto, the number of shares of any class or series of the corporation as to which such Holder has a right, at that time or at any time in the future, to own of record or acquire beneficial ownership;

ii.

any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Holder, the purpose or effect of which is to give such Holder economic risk similar to ownership of shares of, or voting power with respect to, any class or series of the corporation;

iii.	any proxy, agreement, arrangement, understanding or relationship pursuant to which such Holder has or shares a right to vote any shares of any class or series of the corporation;

iv.

any agreement, arrangement, understanding or relationship, including without limitation any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Holder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder with respect to the shares of any class or series of the corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the corporation;

v.	any rights to dividends on the shares of any class or series of the corporation owned beneficially by such Holder that are separated or separable from the underlying shares of the corporation;

vi.

any performance-related fees (other than an asset-based fee) that such Holder is entitled to based on any increase or decrease in the price or value of shares of any class or series of the corporation or any interest described in subsections (ii) and (iv) of this Section 8(c); and

vii.	the aggregate number of voting shares held or beneficially owned by all Holders that are subject to or referred to in this Section 8;

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(d)

a description of all arrangements or understandings between each Holder and any other person(s) or entity(ies) (naming such person or entity) pursuant to which the proposal or proposals are to be made;

(e)

any proportionate interest in shares of the corporation or any interest described in subsection (ii) of Section 8(c) that is held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in, or with respect to, which any Holder: is a general or limited partner; beneficially owns, directly or indirectly, an interest in a general or any limited partner of such general or limited partnership; or is a member or manager of, or beneficially owns, directly or indirectly, an interest in a member or manager of, such limited liability company or similar entity;

(f)	any arrangements, rights or other interests described in Sections 8(c) through 8(e) held by each Holder’s immediate family members;

(g)

a representation regarding whether each Holder intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to one or more holders of the corporation’s outstanding capital stock, and/or otherwise to solicit proxies from shareholders, in support of such proposal;

(h)

any other information relating to each Holder that would be required to be disclosed by such Holder in a proxy statement or other filings required to be made in connection with solicitations by such Holder of proxies for such proposal pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

(i)	any other information reasonably requested by the corporation; and

(j)

a reasonably brief statement of the course of action proposed for the corporation to follow, stated as clearly and specifically as possible; the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Code of Regulations of the company, the language of the proposed amendment); the reasons for making such proposal for business at the next annual meeting; and any material interest in such business of each Holder (including any anticipated benefit to each Holder, or any of such Holder’s affiliates or immediate family members, therefrom).

Such information shall be provided as of the date of the notice and shall be supplemented by the shareholder making the proposal not later than 10 days after the record date for the meeting to disclose such ownership information as of the record date. The presiding officer at the meeting may refuse to acknowledge the submission of any proposal not made in accordance with the provisions hereof and may declare at such meeting that any such proposal was not properly brought before the meeting and shall not be considered.

This Section 8 shall constitute an “advance notice provision” for annual meetings of shareholders for the purposes of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934.

For the purpose of this Section 8, “immediate family members” shall include a person’s spouse, parents, stepparents, children, stepchildren, grandchildren, siblings, stepsiblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, anyone (other than domestic employees) who shares such person’s home, and shall include adoptive relationships; and “affiliates” shall include any corporation or organization of which such person is an officer, director, partner, manager or member or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities or other equity interest, any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and any other entity that controls, is controlled by, or is under common control with, the Holder. For the purposes hereof, “control” shall mean the right or power, alone or with others, to direct the management or policies of such other entity.

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EXHIBIT B

The following is the full text of revised Section 13 of Article II of the Code of Regulations of The Progressive Corporation, reflecting the proposed amendments described in Item 3 of the company’s Proxy Statement dated March     , 2009.

Section 13. Notification of Nominations. Subject to the rights of the holders of any class or series of stock of the corporation having a preference over the Common Shares as to dividends or upon liquidation to elect directors under specified circumstances, nominations for the election of directors may be made only by the Board of Directors or a committee of the Board of Directors or, subject to this Section 13, by any shareholder of record entitled to vote in the election of directors generally. A shareholder of record entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting of shareholders only if written notice of such shareholder’s intent to make such nomination(s) has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation and has been received by the Secretary of the corporation on or before the following dates, as applicable: (i) with respect to an election to be held at an annual meeting of shareholders, not less than 60 days, nor more than 90 days, in advance of the first anniversary of the immediately preceding year’s annual meeting, or (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. For purposes of this Section 13, notice shall be deemed to be first given to shareholders when disclosure of such date is first made in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

Each such notice shall set forth the following information, together with a representation as to the accuracy of the information, as to (i) each shareholder that holds of record shares of the corporation entitled to vote at the annual meeting of shareholders (the “Record Shareholder(s)”) who is making the nomination(s) and, (ii) if any shareholder making any nomination(s) holds shares of the corporation for the benefit of another, the beneficial owner(s) on whose behalf each nomination is made (the “Beneficial Owner(s)”) (Record Shareholder(s) and Beneficial Owner(s) are hereinafter referred to as “Holder(s)”):

(a)

the name and address (as they appear on the corporation’s stock records) of the shareholder who intends to make the nomination(s), and, if applicable, the name and address of the Beneficial Owner(s) on whose behalf such shareholder is making the nomination(s);

(b)

a representation that the nominating shareholder is a holder of record of shares of the corporation or holds shares for the benefit of another, who is entitled to vote at such meeting, and that such nominating shareholder intends to (i) appear in person or by proxy at the meeting; and (ii) nominate the person(s) specified in the notice in person or through a representative;

(c)	the name, address and principal occupation or employment of each person to be so nominated;

(d)

a description of all arrangements or understandings between the nominating shareholder and each nominee and any other person(s) or entity(ies) (naming each such person or entity) pursuant to which the nomination(s) are to be made by the shareholder;

(e)

such other information regarding each nominee proposed by such nominating shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect, had the nominee been nominated, or intended to be nominated, by the Board of Directors;

(f)	a description of all types of each Holder’s economic and voting interests in the corporation, including a description of:

(i)

the class or series and number of shares of the corporation that, directly or indirectly, are owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by such Holder, and, to the extent (if any) in addition thereto, the number of shares of any class or series of the corporation as to which such Holder has a right, at that time or at any time in the future, to own of record or acquire beneficial ownership;

(ii)

any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Holder, the purpose or effect of which is to give such Holder economic risk similar to ownership of shares of, or voting power with respect to, any class or series of the corporation;

(iii)	any proxy, agreement, arrangement, understanding or relationship pursuant to which such Holder has or shares a right to vote any shares of any class or series of the corporation;

(iv)

any agreement, arrangement, understanding or relationship, including without limitation any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Holder,

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the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder with respect to the shares of any class or series of the corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the corporation;

(v)	any rights to dividends on the shares of any class or series of the corporation owned beneficially by such Holder that are separated or separable from the underlying shares of the corporation;

(vi)

any performance-related fees (other than an asset-based fee) that such Holder is entitled to based on any increase or decrease in the price or value of shares of any class or series of the corporation or any interest described in subsections (ii) and (iv) of this Section 13(f); and

(vii)	the aggregate number of voting shares held or beneficially owned by all Holders that are subject to or referred to in this Section 13;

(viii)

any proportionate interest in shares of the corporation or any interest described in subsection (ii) of this Section 13(f) that is held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in, or with respect to, which any Holder: is a general or limited partner; beneficially owns, directly or indirectly, an interest in a general or any limited partner of such general or limited partnership; or is a member or manager of, or beneficially owns, directly or indirectly, an interest in a member or manager of, such limited liability company or similar entity;

(ix)	any arrangements, rights or other interests described in Sections 13f(i) through 13f(viii) held by each Holder’s immediate family members;

(g)

a representation regarding whether each Holder intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to one or more holders of the corporation’s outstanding capital stock, and/or otherwise to solicit proxies from shareholders, in support of such nomination(s);

(h)

any other information relating to each Holder that would be required to be disclosed by such Holder in a proxy statement or other filings required to be made in connection with solicitations by such Holder of proxies for such nomination(s) pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; and

(i)	any other information reasonably requested by the corporation.

Such information shall be provided as of the date of the notice and shall be supplemented by the shareholder making the nomination(s) not later than 10 days after the record date for the meeting to disclose such ownership information as of the record date.

For the purpose of this Section 13, “immediate family members” shall include a person’s spouse, parents, stepparents, children, stepchildren, grandchildren, siblings, stepsiblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, anyone (other than domestic employees) who shares such person’s home, and shall include adoptive relationships; and “affiliates” shall include any corporation or organization of which such person is an officer, director, partner, manager or member or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities or other equity interests, any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and any other entity that controls, is controlled by, or is under common control with, the Holder. For the purposes hereof, “control” shall mean the right or power, alone or with others, to direct the management or policies of such other entity.

To be effective, each notice of intent to make a nomination given hereunder must be accompanied by the written consent of each such nominee to serve as a director of the corporation if elected.

The presiding officer at the meeting may refuse to acknowledge the nomination of any person or persons not made in compliance with the provisions hereof and may declare at such meeting that any such nomination was not properly brought before the meeting and shall not be considered.

This Section 13 shall constitute an “advance notice provision” for annual meetings of shareholders for the purposes of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934.

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THE PROGRESSIVE CORPORATION

Proxy Solicited on Behalf of the Board of Directors for the 2009 Annual Meeting of Shareholders

The undersigned hereby appoints Brian C. Domeck, Charles E. Jarrett, and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., local time, on April 24, 2009, and thereat, and at any adjournment thereof, to vote and act with respect to all of The Progressive Corporation Common Shares $1.00 par value, which the undersigned would be entitled to vote, with all power the undersigned would possess if present in person, as follows:

		FOR	AGAINST	ABSTAIN
1.	For the election as directors of the nominees listed below, each to serve for a term of three years:

	Roger N. Farah	☐	☐	☐

	Stephen R. Hardis	☐	☐	☐

	Norman S. Matthews	☐	☐	☐

	Bradley T. Sheares, Ph.D.	☐	☐	☐

2.	Proposal to approve an amendment to our Code of Regulations to establish procedures for shareholders to make proposals for consideration at our Annual Meetings of Shareholders (other than nominations for directors).	☐	☐	☐

3.	Proposal to approve an amendment to our Code of Regulations to revise the existing procedures relating to shareholder nominations of directors.	☐	☐	☐

4.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.	☐	☐	☐

5.	In their discretion, to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, this proxy will be voted to elect the nominees identified in Item 1 above and to approve the Proposals described in Items 2, 3, and 4 above.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March     , 2009, is hereby acknowledged.

Date: , 2009

Signature of Shareholder(s)

Please sign as your name or names appear hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.